EXHIBIT 10.12

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

by and between

CONSUMERS NATIONAL BANK

and

CFBANK, NATIONAL ASSOCIATION

December 29, 2020

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	PURCHASE AND ASSUMPTION		7
	2.01	Purchase and Sale of Assets	7
	2.02	Transfer of Assets	7
	2.03	Acceptance and Assumption	8
	2.04	Payment of Funds	9
	2.05	Loan Participations	11
3.	CONDUCT OF THE PARTIES PRIOR TO CLOSING		12
	3.01	Covenants of Seller	12
	3.02	Covenants of Purchaser	15
	3.03	Covenants of Both Parties	16
	3.04	Review and Update of Branch Loans	16
	3.05	Review and Selection of Residential Loans	17
4.	REPRESENTATIONS AND WARRANTIES		17
	4.01	Representations and Warranties of Seller	17
	4.02	Representations and Warranties of Purchaser	22
5.	ACTIONS RESPECTING EMPLOYEES AND EMPLOYEE BENEFIT PLANS		23
	5.01	General	23
	5.02	Action to be Taken by Seller	25
	5.03	Actions to be Taken by Seller and Purchaser	25
	5.04	Continuing Rights to Amend or Terminate	25
6.	CONDITIONS PRECEDENT TO CLOSING		25
	6.01	Conditions to Seller’s Obligations	25
	6.02	Conditions to Purchaser’s Obligations	26
	6.03	Non-Satisfaction of Conditions Precedent	27
7.	CLOSING		27
	7.01	Closing and Closing Date	27
	7.02	Seller’s Actions at Closing	27
	7.03	Purchaser’s Actions at Closing	28
	7.04	Methods of Payment	29
	7.05	Effectiveness of Closing	29

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8.	CERTAIN TRANSITIONAL MATTERS		29
	8.01	Customer Communications	29
	8.02	General	30
	8.03	Post-Closing Adjustments	33
	8.04	Post-Closing Reconciliation	34
9.	GENERAL COVENANTS AND INDEMNIFICATION		35
	9.01	Information After Closing	35
	9.02	Confidentiality Obligations of Purchaser	35
	9.03	Confidentiality Obligations of Seller	35
	9.04	Indemnification by Seller	36
	9.05	Indemnification by Purchaser	36
	9.06	Claims for Indemnity	36
	9.07	Limitations on Indemnification	37
	9.08	Tax Benefits; Insurance Proceeds	37
	9.09	Solicitation of Customers by Purchaser Prior to Closing	37
	9.10	Solicitation of Customers by Seller After Closing	38
	9.11	Further Assurances	38
10.	TERMINATION.		38
	10.01	Termination by Mutual Agreement	38
	10.02	Termination by Seller	38
	10.03	Termination by Purchaser	39
	10.04	Effect of Termination	39
11.	REPURCHASE OF DEFECTIVE LOANS		40
	11.01	Notice of Defective Loans to Seller	40
	11.02	Right to Cure	40
	11.03	Obligation to Repurchase	40
	11.04	Reassignment to Seller	40
	11.05	General	40
	11.06	Limitation on Repurchase Obligation	40
12.	MISCELLANEOUS PROVISIONS		41
	12.01	Tax Matters	41
	12.02	Survival of Representations, Warranties and Covenants	41
	12.03	Limitation and Disclaimer of Representations and Warranties	42
	12.04	Waivers	42
	12.05	Notices	42
	12.06	Parties in Interest; Assignment; Amendment	43

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12.07	Headings	43
12.08	Terminology	43
12.09	Flexible Structure	43
12.10	Press Releases	43
12.11	Entire Agreement	44
12.12	Governing Law and Jurisdiction	44
12.13	Counterparts	44

EXHIBITS

EXHIBIT 1.23	DEPOSIT ACCOUNTS
EXHIBIT 1.63	REAL ESTATE
EXHIBIT 2.02(a)	LIST OF FURNITURE, FIXTURES, AND EQUIPMENT
EXHIBIT 2.02(c)	CONTRACTS AND AGREEMENTS
EXHIBIT 2.02(d)	ACQUIRED LOANS
EXHIBIT 2.02(e)	SUBORDINATED DEBT SECURITIES
EXHIBIT 2.04(e)	FORM OF PRELIMINARY SETTLEMENT STATEMENT
EXHIBIT 2.05	FORM OF PARTICIPATION AGREEMENT
EXHIBIT 6.01(e)	CLOSING CERTIFICATE – PURCHASER
EXHIBIT 6.02(e)	CLOSING CERTIFICATE – CFBANK, NATIONAL ASSOCIATION
EXHIBIT 7.02(b)	BILL OF SALE
EXHIBIT 7.02(e)	ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR CUSTODIAN FOR INDIVIDUAL RETIREMENT ACCOUNT
EXHIBIT 7.02(f)	ASSIGNMENT OF MORTGAGES
EXHIBIT 7.02(g)	ASSIGNMENT OF RIGHT, TITLE AND INTEREST
EXHIBIT 7.02(k)	LIMITED WARRANTY DEED
EXHIBIT 7.03(a)	INSTRUMENT OF ASSUMPTION
EXHIBIT 8.03	FORM OF FINAL SETTLEMENT STATEMENT

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BRANCH PURCHASE AND ASSUMPTION AGREEMENT

THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”), is made as of the 29th day of December, 2020, by and between Consumers National Bank, a national banking association chartered under the laws of the United States of America with its principal office located at 614 E. Lincoln Way, Minerva, Ohio 44657 (“Purchaser”), and CFBank, National Association, a national banking association chartered under the laws of the United States of America with its principal office located at 7000 N. High St., Worthington, Ohio 43085 (“Seller”).

WHEREAS, Seller desires to sell certain assets related to two of its branch locations to Purchaser, wherein Purchaser would assume certain liabilities associated therewith;

WHEREAS, Purchaser has determined that it would be in its best interest to acquire such assets and assume certain liabilities associated therewith;

WHEREAS, Purchaser desires to purchase and Seller desires to sell certain loans and interests in loans and certain subordinated debt obligations of other persons; and

WHEREAS, Seller and Purchaser wish to provide for certain undertakings, conditions, warranties, representations and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, Seller and Purchaser hereby agree as follows:

1.	DEFINITIONS.

Capitalized terms used in this Agreement will have the meanings given to them in this Article 1 unless defined elsewhere in this Agreement.

1.01     “Accounts” means Acquired Loans and Deposit Accounts.

1.02     “ACH” means automated clearing house.

1.03     “Acquired Loans” has the meaning assigned to such term in Section 2.02(d) hereof.

1.04     “Acquisition” has the meaning assigned to such term in Section 2.01 hereof.

1.05     “Acquisition Consideration” has the meaning assigned to such term in Section 2.04(a) hereof.

1.06     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through a management position, the ownership of voting securities, by contract or otherwise.

1.07     “Agreement” has the meaning assigned to such term in the introductory paragraph to this Agreement.

1.08     “Applicable Law” means any federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, code, writ, injunction, directive, judgment, decree, or other requirement of, or agreement with, any Governmental Authority applicable to the Person or any of its Affiliates or any of their respective operations, properties, assets, officers, directors, partners, employees, consultants or agents (in connection with such officers’, directors’, partners’, employees’, consultants’ or agents’ activities on behalf of such Person or any of its Affiliates).

1.09     “Assets” has the meaning assigned to such term in Section 2.02 hereof.

1.10     “Assumed Liabilities” has the meaning assigned to such term in Section 2.03(b) hereof.

1.11     “Bona Fide Prospective Purchaser” has the same meaning as set forth in 42 U.S.C. §9601(40), as amended.

1.12     “Branches” means the facilities located at 565 Main Street, Wellsville, Ohio 43968 and 49028 Foulks Drive, Calcutta, Ohio 43920.

1.13     “Branch Employees” means all employees of Seller assigned to the Branches as of the Closing Date (including full-time and part-time employees and any employees then on temporary leave of absence for military service, medical or disability or other approved purposes).

1.14     “Branch Loans” has the meaning assigned to such term in Section 2.02(d) hereof.

1.15     “Burdensome Regulatory Condition” means any condition or restriction set forth in a regulatory approval or authorization that could reasonably be expected to have a material adverse effect on Purchaser or the Branches.

1.16     “Business Day” means any day other than a Saturday, Sunday or a day on which Seller or Purchaser is closed in accordance with the laws of the State of Ohio or the United States of America. Any action, notice or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a Business Day may be taken, given or exercised, and will not lapse, until the next Business Day following.

1.17     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et. seq., as amended.

1.18      “Closing” and “Closing Date” have the meanings assigned to such terms in Section 7.01 hereof.

1.19     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

1.20     “Commercial Loans” has the meaning assigned to such term in Section 2.05 hereof.

1.21     “Cure Period” has the meaning assigned to such term in Section 11.02 hereof.

1.22     “Defective Loan” has the meaning assigned to such term in Section 11.01 hereof.

1.23     “Deposit Accounts” means all deposit accounts attributable to the Branches of any type or character, including, without limitation, passbook accounts, statement savings accounts, money market accounts, checking accounts, NOW accounts, all IRAs that Purchaser may legally assume, and certificates of deposit (excluding QwickRate certificates of deposit) and will include any overdrawn Deposit Account not otherwise covered by an overdraft protection plan (unless such overdraft is unpaid for a period exceeding thirty (30) days prior to the close of business on the Closing Date). A list of the Deposit Accounts as of November 30, 2020 is set forth in Exhibit 1.23 hereto. Notwithstanding anything to the contrary contained herein, the “Deposit Accounts” shall not include (a) any deposit accounts designated as closed prior to the Closing, (b) any deposit accounts constituting security for any loans of Seller other than the Acquired Loans, (c) any deposits that are “Brokered Deposits” as that term is defined in 12 CFR 337.6, (d) any Deposit Account owned or maintained by any Affiliate of Seller or (e) any deposits whose primary owner is located outside of the Indentified Market.

1.24     “Deposit Liabilities” means Seller’s obligations, duties and liabilities relating to all Deposit Accounts, which, as reflected on the books of Seller as of the close of business on the Closing Date, are attributable to the Branches. The “obligations, duties and liabilities” referred to in the immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Liabilities in accordance with Applicable Law and their respective contractual terms, any interest owed but not yet credited to any Deposit Accounts, and the duty to supply all applicable reporting forms for post-Closing periods including, without limitation, Internal Revenue Service reporting forms, relating to the Deposit Liabilities, but will not in any event include any claim or other liability arising out of or from any breach of contract, breach of warranty, tort, infringement or violation of law, rule or regulation relating to the origination or administration of any Deposit Account or Deposit Liability prior to the close of business on the Closing Date. With regard to each IRA included within the Deposit Liabilities, Purchaser will also assume the plan pertaining thereto and the custodial arrangement in connection therewith.

1.25     “Disputed Items” has the meaning assigned to such term in Section 8.03(b)(i) hereof.

1.26     “Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, severance, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employment, consulting, employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) related thereto (i) that is or was maintained or contributed to by Seller or any entity or trade or business (whether or not incorporated) that together with Seller is treated as a single employer under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”), (ii) with respect to which Seller or any of its ERISA Affiliates has or may have any liability or liabilities, and/or (iii) provides benefits, or describes policies or procedures applicable, to any current or former employee, officer, director, consultant, service provider or contractor of Seller or an ERISA Affiliate, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

1.27     “Environmental Laws” means all applicable laws, statutes, ordinances, rules, regulations, orders, or determinations of any federal, state, or local government or agency thereof pertaining to the environment currently in effect in any jurisdiction in which a Branch is conducting business, or where any of the Assets are located, or where any hazardous substances generated by or disposed of by the Branch are located. “Environmental Laws” will include, but not be limited to, the Clean Air Act, 42 U.S.C. §7401 et seq., as amended, CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended, RCRA, the Safe Drinking Water Act, 42 U.S.C. §300f et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended, and all other laws, statutes, ordinances, rules, regulations, orders and determinations of any federal, state, or local government or agency thereof relating to (a) the control of any hazardous substance or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, or disposal and (c) exposure to hazardous, toxic or other substances regulated by law. The terms “hazardous substance,” “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA.

1.28     “Environmental Problem” has the meaning assigned to such term in Section 3.01(f) hereof.

1.29     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.30     “Excluded Items” has the meaning assigned to such term in Section 2.02 hereof.

1.31     “Excluded Liabilities” has the meaning assigned to such term in Section 2.03(b) hereof.

1.32     “Excluded Loan” has the meaning assigned to such term in Section 3.04(a) hereof.

1.33     “Final Payment Amount” means the amount of such payment determined in accordance with Section 8.03 and Exhibit 8.03 hereto.

1.34     “GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

1.35     “Governmental Authority” means any government or governmental regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

1.36     “Hazardous Materials” means (i) any petroleum or petroleum products, asbestos in any form, and polychlorinated biphenyls and (ii) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of “contaminant,” “dangerous goods,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any applicable Environmental Law.

1.37     “Identified Market” means the following counties: Ashtabula, Belmont, Carroll, Columbiana, Cuyahoga, Harrison, Jefferson, Mahoning, Medina, Monroe, Portage, Stark, Summit, Tuscarawus, and Trumbull, Ohio; Beaver, Green, Lawrence, Mercer, and Washington, Pennsylvania; and Brooke, Hancock, and Ohio, West Virginia

1.38     “Inclearing Period” has the meaning assigned to such term in Section 8.04(a) hereof.

1.39      “IRAs” means Individual Retirement Accounts.

1.40     “Knowledge” means, with respect to Seller, the actual knowledge of Seller’s President and Chief Executive Officer and Seller’s Senior Vice President and Senior Financial Officer.

1.41     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, proceedings (public or private) or claims (including counterclaims) by or before a Governmental Authority, including any civil, criminal or investigative actions.

1.42     “Legal Requirement” means any federal, state, or local law, constitution, ordinance, code, regulation, statute or treaty, as in effect as of or prior to the date of this Agreement that is applicable to Seller’s operation of its business, or Seller’s use or ownership of the Assets.

1.43     “Lien” means any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any nature whatsoever and of any kind or description.

1.44     “Loan Documents” has the meaning assigned to such term in Section 4.01(n)(i) hereof.

1.45     “Loan Files” has the meaning assigned to such term in Section 4.01(n)(i) hereof.

1.46     “Loss” or “Losses” means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and reasonable expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) actually incurred, suffered or sustained by the indemnified party or its Affiliates in connection with the matters described in Sections 9.04 and 9.05, less any amount actually recovered by the indemnified party or its Affiliates under insurance policies (net of all third party costs and expenses incurred in pursuing any such insurance recovery, including, but not limited to, those relating to deductibles and actual premium adjustments directly resulting from such damage, loss, liability or expense) or third party indemnification obligations or other actual recovery directly related to such losses or Tax benefit available to an Indemnified Party (or any Affiliate) to the extent such Tax benefit survives the payment of indemnification.

1.47     “Net Book Value” means, with respect to the Real Property and the furniture, fixtures, equipment and other fixed assets listed on Schedule 2.02(a), the values at which such Assets are carried on Seller’s general ledger as of the month end immediately preceding the Closing Date.

1.48     “New Branch Loans” has the meaning assigned to such term in Section 3.04(b) hereof.

1.49     “Nonperforming Loans” has the meaning assigned to such term in Section 2.02(d) hereof.

1.50     “Notice of Disagreement” has the meaning assigned to such term in Section 8.03(b)(i) hereof.

1.51     “Paper Items” has the meaning assigned to such term in Section 8.04(a) hereof.

1.52     “Participation Period” has the meaning assigned to such term in Section 2.05 hereof.

1.53     “Participations” has the meaning assigned to such term in Section 2.05 hereof.

1.54     “Permitted Encumbrances” has the meaning assigned to such term in Section 3.02(c).

1.55     “Person” will mean any individual, corporation, partnership, limited liability company, association, joint venture, trust, estate or unincorporated organization or Governmental Authority.

1.56     “Post-Closing Tax Period” means each taxable period beginning after the Closing Date and the portion beginning on the day after the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

1.57     “Pre-Closing Statement” has the meaning assigned to such term in Section 2.04(e) hereof.

1.58     “Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

1.59     “Purchaser” has the meaning assigned to such term in the introductory paragraph to this Agreement.

1.60     “Purchaser’s Notice” has the meaning assigned to such term in Section 11.01 hereof.

1.61     “Release” with respect to any Hazardous Materials includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or growth, proliferation, reproduction, or dispersal or other movement or production of Hazardous Materials into or through the environment.

1.62     “RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

1.63     “Real Estate” means the real property described in Exhibit 1.63 hereto, together with all improvements thereon and thereto.

1.64     “Repurchase Price” has the meaning assigned to such term in Section 11.03 hereof.

1.65     “Residential Loan” has the meaning assigned to such term in Section 3.05 hereof.

1.66     “Seller” has the meaning assigned to such term in the introductory paragraph to this Agreement.

1.67     “Straddle Period” has the meaning assigned to such term in Section 12.01(c) hereof.

1.68     “Subordinated Debt Securities” has the meaning assigned to such term in Section 2.02(e) hereof.

1.69     “Subsidiary” means a corporation, partnership, limited liability company, joint venture or other business organization more than 50% of the voting securities of which are beneficially owned or controlled by the indicated parent of such entity.

1.70     “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including without limitation all income, franchise, profits, capital gains, estimated, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Section 59A of the Code), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, imposed, assessed or collected by or under the authority of any Governmental Authority.

1.71     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Applicable Law relating to any Tax.

1.72     “Transfer Taxes” has the meaning assigned to such term in Section 12.01(a) hereof.

1.73     “Unresolved Changes” has the meaning assigned to such term in Section 8.03(b)(iii) hereof.

2.	PURCHASE AND ASSUMPTION.

2.01     Purchase and Sale of Assets. At the Closing, Purchaser will purchase from Seller, and Seller will sell to Purchaser, the “Assets” as such term is defined in Section 2.02 below (and subject to the exceptions stated therein), pursuant to the terms and conditions set forth herein and subject to the exceptions set forth herein. The acquisition by Purchaser from Seller of the Assets on the terms and conditions set forth herein is sometimes referred to herein as the “Acquisition”.

2.02     Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller will assign, transfer, convey and deliver to Purchaser, as of the Closing, the following assets, free and clear of any and all Liens (collectively, the “Assets”):

(a)     Owned Real Estate, Furniture, Fixtures and Equipment. All right, title and interest in and to the Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all right, title and interest in and to all furniture, fixtures and equipment located and used at the Branches and owned or (to the extent of Seller’s interest as lessee) leased by Seller (including any manufacturer’s warranties thereon which are in effect on the Closing Date and which are assignable to the Purchaser), as listed on (and subject to any exceptions noted in) Exhibit 2.02(a) attached hereto;

(b)     Cash on Hand. All of Seller’s vault and teller cash, petty cash and other cash on hand at the Branches, ATM cash relating to the Branches, and cash equivalents relating to the Branches as of the close of business on the Closing Date (collectively, the “Cash on Hand”);

(c)     Contracts and Agreements. All right, title and interest of Seller in and to the fixed asset leases and maintenance, service and other contracts pertaining exclusively to the Branches, including, without limitation, those contracts listed on Exhibit 2.02(c) attached hereto;

(d)     Acquired Loans. All right, title and interest of Seller in and to (i) all of the loans attributable to the Branches identified on Exhibit 2.02(d) attached hereto (collectively, the “Branch Loans”), as such Exhibit 2.02(d) may be modified to reflect the exclusion and/or addition of Branch Loans pursuant to Section 3.04 hereof prior to Closing and (ii) those Residential Loans of Seller selected by Purchaser pursuant to Section 3.05, in each case, that remain outstanding as of the Closing (collectively, the “Acquired Loans”), together with all security thereon and collateral and rights in relation thereto (including servicing rights), at their respective then outstanding principal amounts, which will reflect any write-downs arising from adverse classifications, together with accrued interest receivable thereon and associated accrued late fees, but excluding loan loss reserves and general reserves; provided, however, that unless Purchaser otherwise consents in writing, the Acquired Loans will not include any loans that, as of the Closing Date, (x) are on a non-accrual basis, (y) are ninety (90) days or more past due, and/or (x) are in foreclosure (each, a “Nonperforming Loan”);

(e)     Subordinated Debt Securities. All right, title and interest of Seller in and to the subordinated debt securities listed on Schedule 2.02(e) attached hereto (collectively, the “Subordinated Debt Securities”), including but not limited to all rights of Seller under note purchase agreements or similar agreements or documents related to the Subordinated Debt Securities;

(f)     Safe Deposit Boxes. All safe deposit boxes located at the Branches and the leases and contracts related thereto;

(g)     Branch Records, Etc. All of (i) the books and records (or copies thereof) relating to one or both of the Branches which are (A) maintained in the ordinary course of business at the Branch, (B) reasonably required to comply with Applicable Law and/or (C) necessary for Purchaser’s ownership of the Assets and/or the Deposit Liabilities, (ii) the Loan Files for the Acquired Loans, and (ii) manuals, keys, passcodes, security codes and the like related to the Assets or the Deposit Liabilities as of the Closing; and

(h)      Claims. All causes of actions and claims held by Seller and related primarily to any of the Assets (but excluding any refunds of Taxes for Pre-Closing Tax Periods to which Seller is entitled pursuant to Section 12.01(b)).

All other assets except those listed above will be excluded from the Assets, including, without limitation, the following items (the “Excluded Items”):

(i)     any non-assignable licenses, permits, leases or contracts;

(ii)     any software of Seller or any Affiliate of Seller;

(iii)     all rights of Seller under any fixed asset leases, maintenance or service contracts, or similar contracts in effect as of the Closing Date with non-affiliated third-party service providers that are non-assignable or that relate to the operations of other offices of Seller as well as one or both of the Branches;

(iv)     all loans of Seller other than the Acquired Loans;

(v)     all mortgage servicing rights for mortgage loans of Seller other than the Acquired Loans;

(vi)     Seller’s rights in and to the name “CFBank” and any of Seller’s corporate logos, trademarks, trade names, signs, paper stock forms and other supplies containing any such logos, trademarks or trade names, and all other intellectual property of Seller;

(vii)     all routing numbers of Seller;

(viii)     trust, brokerage, and other similar relationships; and

(ix)     Seller signage at the Branches.

Except as otherwise agreed upon by Seller and Purchaser, Seller will, at its own cost, remove or cause to be removed the Excluded Items from the Branches on or prior to the Closing Date, except that Purchaser will remove all signs and other external Excluded Items at Purchaser’s expense.

2.03     Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the close of business on the Closing Date, Purchaser will:

(a)     Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to Purchaser by Seller pursuant to this Agreement and, subject to the express representations of Seller in Section 4.01, receive the Assets in “AS IS, WHERE IS” condition, with no implied warranties or guaranties by Seller as to future performance, fitness for particular purpose, merchantability or otherwise; and

(b)     Liabilities. Assume and thereafter pay, perform and discharge, as applicable, in full and as due, the liabilities, duties, responsibilities and obligations of Seller that are expressly set forth below in this Section 2.03(b), to the extent that they are to be paid, performed or discharged, as applicable, from and after the close of business on the Closing Date (collectively, the “Assumed Liabilities”):

(i)     the Deposit Liabilities, together with all interest accrued and unpaid thereon as of the close of business on the Closing Date, in accordance with the records of Seller relating to the Branches as of the Closing Date, absent manifest error with respect to such records;

(ii)     all liabilities and obligations of Seller under the Acquired Loans as of the Closing, other than liabilities of Seller for Seller’s violations of Applicable Law pertaining to the Acquired Loans or Seller’s breach of the terms and conditions of the Acquired Loans; and

(ii)     all other liabilities and obligations of Seller, if any, under the contracts, leases, licenses and other agreements included in the Assets to the extent (A) attributable or related to the Assets and (B) incurred by Seller in the ordinary course of business.

As used in this Agreement, the term “Excluded Liabilities” means any and all liabilities, duties, responsibilities and/or obligations of Seller of whatever kind or nature other than the Assumed Liabilities. Notwithstanding any provision of this Agreement to the contrary, including without limitation the foregoing provisions of this Section 2.03(b), (A) Seller will retain and pay, perform and discharge, as applicable, all of the Excluded Liabilities, and (B) the term “Liabilities” will not include, and Purchaser will not assume or otherwise be bound by, (1) any liability, duty, responsibility or obligation that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law, rule or regulation that occurred at or prior to the close of business on the Closing Date, (2) any Tax liability or obligation of Seller or any of its Affiliates, except as may be otherwise expressly set forth in this Agreement, (3) any liability or obligation of Seller or any of its Affiliates for any Employee Benefit Plan, including any payments under any Employee Benefit Plan, and/or (4) any liability or obligation of Seller under this Agreement.

2.04     Payment of Funds. Subject to the terms and conditions hereof, at the Closing:

(a)     Acquisition Consideration. As consideration for the purchase of the Assets, Purchaser will pay Seller a purchase price equal to the sum of the following (the “Acquisition Consideration”):

(i)     the Net Book Value of the Real Estate and the furniture, fixtures, equipment and other fixed assets shown on Schedule 2.02(a) as of the Closing Date plus Thirty-Five Thousand Dollars ($35,000);

(ii)     a premium equal to 1.75% of the amount of the Deposit Accounts calculated based upon the average daily balance of the Deposit Accounts for the thirty (30) calendar days ending five (5) Business Days preceding the Closing Date;

(iii)     an amount for each Acquired Loan equal to the unpaid principal amount of such Acquired Loan (excluding loan loss and general reserves) as shown on the books of Seller as of the Closing Date, plus accrued and unpaid interest and earned and unpaid fees thereon;

(iv)     an amount for each Subordinated Debt Security equal to its par value (i.e.,the outstanding principal amount plus all accrued but unpaid interest thereon) as of the Closing Date; and

(v)     100% of the amount of Seller’s Cash on Hand at the Branches as of the close of business on the Closing Date.

(b)     Payment of Deposit Liability Amounts. Seller will pay to Purchaser the amount of the Deposit Liabilities.

(c)     Reimbursement and Proration of Certain Income and Expenses. The Federal Deposit Insurance Corporation premium, and all real estate taxes, utility payments, insurance policy premiums and similar income and expenses relating to the Branches, and other expenses relating to the Assets purchased and Deposit Liabilities assumed by Purchaser hereunder, will be pro-rated between Seller and Purchaser as of the Closing Date, and each party will reimburse the other party, as applicable, for its pro rata portion of any such item. Any reimbursement payment due from a party to the other party pursuant to the terms of this Section 2.04(c) will be made in the manner specified in Section 7.04 herein.

(d)     Other Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto acknowledges its sole and exclusive responsibility for payment of all costs and other expenses incurred by it in connection with the Acquisition.

(e)     Pre-Closing Statement. Seller will prepare a statement (the “Pre-Closing Statement”) as of a date not earlier than ten (10) Business Days prior to the Closing Date reflecting the Assets to be sold and assigned hereunder and the Assumed Liabilities to be transferred and assumed hereunder. Seller will deliver the Pre-Closing Statement to Purchaser not less than three (3) Business Days before the Closing Date. Seller agrees to pay to Purchaser at the Closing, in immediately available funds, the excess, if any, of (i) the amount of Deposit Liabilities assumed by Purchaser pursuant to Section 2.03(b)(i) above and the amount of any prorated items owed by Seller to Purchaser pursuant to Section 2.04(c) above, as reflected by the Pre-Closing Statement, over (ii) the aggregate amount of the Acquisition Consideration computed in accordance with Section 2.04(a) above and the amount of any prorated items owed by Purchaser to Seller pursuant to Section 2.04(c) above, as reflected by the Pre-Closing Statement. Purchaser agrees to pay to Seller at the Closing, in immediately available funds, the excess, if any, of (y) the aggregate amount of the Acquisition Consideration computed in accordance with Section 2.04(a) above and the amount of any prorated items owed by Purchaser to Seller pursuant to Section 2.04(c) above, as reflected by the Pre-Closing Statement, over (z) the amount of Deposit Liabilities assumed by Purchaser pursuant to Section 2.03(b)(i) above and the amount of any prorated items owed by Seller to Purchaser pursuant to Section 2.04(c) above, as reflected by the Pre-Closing Statement. The calculation of the payment of funds at Closing required under this Agreement will be made on a preliminary settlement statement in the form attached as Exhibit 2.04(e) hereto. The payment by Purchaser to Seller or by Seller to Purchaser will be subject to subsequent adjustment based on the final settlement statement in the form attached hereto as Exhibit 8.03, which final settlement statement will be prepared in the same manner as the preliminary settlement statement.

(f)     Tax Matters. Seller and Purchaser agree to allocate the Acquisition Consideration and the Assumed Liabilities among the Assets in accordance with their respective fair market values and the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). At the Closing, Seller and Purchaser shall reduce the allocation to writing, subject to post-Closing adjustment to reflect adjustments to the Acquisition Consideration as provided in Section 8.03 of this Agreement. Within thirty (30) days after the determination of the final Acquisition Consideration in accordance with Section 8.03 of this Agreement, Purchaser will provide to Seller Purchaser’s proposed allocation of the Acquisition Consideration and the Assumed Liabilities among the Assets as finally determined hereunder. Within thirty (30) days after the receipt of such allocation, Seller will propose to Purchaser any changes to such allocation or otherwise will be deemed to have agreed with such allocation. Seller and Purchaser will use good faith efforts to resolve any such change to such allocation. If Seller and Purchaser are unable to resolve such changes within thirty (30) days of Seller’s proposal, then such dispute will be resolved using the same principles as described in Section 8.03(b)(iii). Seller and Purchaser will reduce such allocation to writing, including jointly executing a final, completed Internal Revenue Service Form 8594, and any other forms and statements required to be filed therewith. Seller and Purchaser will file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with Applicable Law, Seller and Purchaser will not file any Tax Return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such allocation of the final Acquisition Consideration and Liabilities; provided, however, nothing herein shall prevent Seller or Purchaser from settling any proposed deficiency or adjustment by any Governmental Authority based on such final allocation, and neither Seller nor Purchaser will be required to litigate any proposed adjustment by any Governmental Authority challenging such final allocation. For the avoidance of doubt, neither Purchaser nor Seller (nor any of their Affiliates) shall take a position inconsistent with the final allocation as a defense or offset to any position taken by a Governmental Authority. In the event that the final allocation is disputed by any Governmental Authority, the party receiving the notice of the contest shall provide the other party with prompt written notice thereof (which, in any event, shall be within thirty (30) days of receiving notice of such contest from the Governmental Authority).

2.05     Loan Participations. During the period commencing on the date hereof and ending on the 12-month anniversary of the date hereof (the “Participation Period”), Seller shall provide to Purchaser the opportunity to purchase at least $15 million in aggregate principal amount of participation interests (“Participations”) in commercial and commercial real estate loans (“Commercial Loans”) originated by Seller and held in Seller’s portfolio. Purchaser and Seller shall cooperate in good faith prior to the Closing to identify and consummate at least $7.5 million in aggregate principal amount of such Participations to be purchased by Purchaser from Commercial Loans in Seller’s then-existing portfolio, and the remaining Participations shall be identified and consummated following the Closing and prior to the end of the Participation Period. All Participations hereunder shall (a) be purchased by Purchaser for an amount equal to (i) the then-outstanding principal amount of the applicable Commercial Loan plus all accrued and unpaid interest thereon, multiplied by (ii) the applicable participation interest therein purchased by Purchaser; (b) continue to be serviced by Seller, who shall retain exclusive rights to contact with the borrower under the applicable Commercial Loan (provided that Purchaser shall have the right to contact any such borrower with which it has an existing relationship with regard to transactions and accounts unrelated to the applicable Commercial Loan); (c) shall not be subject to ongoing service fees payable by Purchaser to Seller; and (d) shall be evidenced by a participation agreement between Seller and Purchaser, substantially the form attached hereto as Exhibit 2.05, containing provisions consistent with this Section 2.05 and other terms and conditions that are customary for loan participation transactions in the industry and market area (and generally consistent with prior participation transactions between Purchaser and Seller). If some of the opportunities Seller offers to Purchaser prior to the Closing under this Section 2.05 are unacceptable to Purchaser, Seller shall continute to offer different opportunities to Purchaser as provided in this Section 2.05 prior to the Closing until the aggregate of Participations consummated is at least $7.5 million as of the Closing Date, and if some of the opportunities Seller offers to Purchaser after the Closing Date under this Section 2.05 are unacceptable to Purchaser, then Seller shall continue to offer different Participations to Purchaser as provided in this Section 2.05 until the aggregate of Participations consummated is $15 million. For avoidance of doubt, the transactions contemplated by this Section 2.05 are not included in the defined term “Acquisition” and the Participations are not included in the defined terms “Assets” or “Acquired Loans.”

3.	CONDUCT OF THE PARTIES PRIOR TO CLOSING.

3.01     Covenants of Seller. Seller hereby covenants to Purchaser that, from the date hereof until the Closing, Seller will do or cause the following to occur, except as may be (x) otherwise required by a Governmental Authority or by Applicable Law, (y) otherwise expressly provided in this Agreement, or (z) authorized or approved in writing by Purchaser:

(a)     Operation of Branches. Seller will continue to operate the Branches in a manner that is compliant with Applicable Law in all material respects and substantially equivalent to that manner and system of operation employed immediately prior to the date of this Agreement. Seller will use all reasonable efforts to preserve intact its business relationships with depositors, customers and others having business relationships with the Branches, it being understood and agreed that Seller will be permitted to pursue all collection procedures in connection with loans and that Seller may decrease or suspend its marketing efforts in soliciting new loans or deposits for the Branches after the date hereof. Seller may also make changes to its operations of the Branches to the extent such changes are made at all other branches operated by Seller. In addition to the foregoing, Seller will not:

(i)     set interest rates at the Branches in a manner inconsistent with prudent, safe and sound banking practices, or, without limiting the generality of the foregoing, (A) accept any deposits, without the prior written consent of Purchaser, on which interest rates exceed the applicable rates offered as of the date hereof as set forth on Seller’s rate schedule delivered to Purchaser on or prior to the date hereof; (B) change interest rates on existing deposits of the Branches in a manner that is not consistent with the interest rate policies used with respect to Seller’s other branches; (C) fail to maintain the Assets listed in Section 2.02(a) in their present state of repair, order and condition, reasonable wear and tear and casualty excepted; (D) invest in any improvements related to the Branches except for commitments previously disclosed to Purchaser in writing, made on or before the date of this Agreement, for replacements of furniture, furnishings and equipment, for normal maintenance and refurbishing, in the ordinary course of business, and for emergency and casualty repairs and replacements; or (E) employ any special promotions to increase deposits at the Branches;

(ii)     except in the ordinary course of business at the unsolicited request of depositors, (A) cause the transfer of any Deposit Account attributable to either Branch to one of Seller’s other branches or (B) cause the transfer of any deposit account attributable to a branch of Seller other than one of the Branches to either Branch;

(iii)     accept at the Branches any “brokered deposit” as that term is defined in 12 CFR 337.6;

(iv)     Increase or agree to increase the salary or wage rate or incentive opportunity of any Branch Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice (however, such increases shall, in no event, increase the aggregate cash compensation for Branch Employees by more than 3% on an annualized basis or for any individual Branch Employee by more than 5%) (except in connection with promotions or changes in job responsibilities in the ordinary course of business); or

(v)     take any action directly or through any existing or future Subsidiary or Affiliate that is intended or is reasonably likely to result in (A) any of the covenants or conditions to the transactions contemplated hereby not being satisfied in all material respects, (B) a violation of any provision of this Agreement in any material respect or (C) the denial, termination, withdrawal, or unreasonable delay of, any of the regulatory approvals referred to in this Agreement, excluding any such actions as shall be required to comply with applicable Legal Requirements.

(b)     Information Concerning Branches. Seller will use its reasonable best efforts to ensure that Purchaser, its officers, attorneys, accountants and other authorized representatives are furnished or otherwise provided reasonable access to, and permitted to make or cause to be made such reasonable investigation of, information and materials relating to the financial, operational, and legal condition of the Branches as Purchaser reasonably deems necessary or advisable within fifteen (15) days following the date hereof to familiarize itself with the Branches and their business and operations; provided, however, that such access and investigation will be reasonably related to the transactions contemplated hereby and will not interfere unnecessarily with the normal operations of the Branches or Seller; and provided further, that nothing in this Section 3.01(b) will be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. In addition to the above information, no later than thirty (30) days after the date of this Agreement, Seller will provide Purchaser with such other information as is necessary in the reasonable opinion of Purchaser to fulfill Purchaser’s obligations under Article 8 of this Agreement, including, without limitation, all account information, as of the most recent practicable date, including complete name and address, account master file, ATM account number information, ATM/debit card information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposit Liabilities.

(c)     Insurance; Destruction or Condemnation of Property. Seller will maintain adequate insurance on all of the tangible Assets owned by Seller constituting the Branches to be sold pursuant to this Agreement. Seller will give Purchaser prompt written notice of any material fire or casualty on any of the Assets and any actual or threatened condemnation of all or any part of any of the Real Estate. Upon receipt of such notice, Purchaser may, in its sole and exclusive discretion, within fourteen (14) days of receipt of such notice, elect to: (i) close the Acquisition contemplated by this Agreement, excluding the personal property or real property in question, and deducting from the Acquisition Consideration an amount equal to the Net Book Value thereof, and eliminating the proration related thereto pursuant to Section 2.04(c); (ii) elect to close the Acquisition contemplated by this Agreement, including the personal property or real property in question, in which event Seller will assign, transfer and set over unto Purchaser all right, title and interest of Seller in and to any condemnation award, casualty award, insurance policy, insurance payment, or any manner of payment whatever in any way related to the condemnation or casualty; or (iii) in the event of a condemnation of the Real Estate (and the improvements thereon) or a material fire or casualty affecting either of the Branches, elect to terminate this Agreement, in which event neither party will have any further liability or obligation to the other. For purposes hereof a “material fire or casualty” is one whose cost of repair is reasonably estimated by Purchaser to be more than $50,000.

(d)     Conversion of Accounts.

(i)     Seller will use its reasonable best efforts to cooperate with Purchaser in assuring an orderly transition of ownership of the Assets, including the Acquired Loans, and responsibility for the Assumed Liabilities, including the Deposit Liabilities, assumed by Purchaser pursuant hereto and will, in particular, use its reasonable best efforts to cooperate with Purchaser in the conversion of the accounts and records relating to such Assets and Liabilities to Purchaser’s information and data processing systems; provided, however, that in the event that Purchaser requests electronic or machine readable account information that is not already maintained by Seller in the form requested, Seller will pay one half of all third-party, out-of-pocket expenses actually incurred by Seller for obtaining the information in such form up to a maximum of $10,000, and Purchaser will pay the remainder of such expenses.

(ii)     Not later than fifteen (15) days after the date of this Agreement, Seller will provide to Purchaser, in electronic form, depositor information necessary to permit Purchaser to map its conversion of depositor information to its systems.

(iii)     As early as practicable, and no later than 5:00 p.m., Eastern Time, on the day immediately following the Closing Date, Seller will, at its sole expense, deliver to Purchaser reports containing all pertinent data and descriptive information relating to the Accounts, which reports will constitute Seller’s records maintained as of and current through the close of business on the Closing Date with respect to the Accounts. If Purchaser desires tapes containing such information, the tapes will be provided at Purchaser’s sole expense.

(e)     Branch Employees. Seller and Purchaser will cooperate in convening a meeting of the Branch Employees to disclose the execution of this Agreement, which meeting will occur no later than three (3) Business Days after the date of this Agreement, and at which Purchaser’s representatives will have an opportunity to discuss Purchaser’s plans for the Branches and the Branch Employees, subject to Seller’s approval of the substance of the discussion, which approval will not be unreasonably withheld.

(f)     Environmental Matters. Purchaser, in its sole discretion and at its own expense, may perform a Phase 1 Environmental Site Assessment (a “Phase 1”) for the Real Estate within thirty (30) Business Days after the date of this Agreement. If Purchaser does not perform a Phase 1 within this time frame, Purchaser’s right to perform a Phase 1 or later Phase 2 Environmental Site Assessment (a “Phase 2”) under this Section 3.01(f) is waived. Within sixty (60) Business Days of this Agreement, Purchaser will provide to Seller written notice of any dissatisfaction with the contents of the Phase 1 and Purchaser’s decision to perform a Phase 2, which may include environmental sampling related to the Real Estate. Purchaser will provide Seller a full and complete copy of a Phase 1 or Phase 2 immediately upon Seller’s request. If Purchaser requests to perform a Phase 2, Seller will decide whether to consent or not within ten (10) Business Days of receipt of Purchaser’s request. If Seller does not consent to a Phase 2, Purchaser may terminate this Agreement without penalty. If Seller consents to a Phase 2, Purchaser will have thirty (30) Business Days to Perform the Phase 2 from the day Seller consents to the Phase 2. If the cost of taking all remedial or corrective actions and measures (i) required by applicable Environmental Law, (ii) recommended in any Phase 1 or Phase 2 report in order to establish the Bona Fide Prospective Purchaser defense under CERCLA or (iii) prudent in light of serious life, health or safety concerns, in the aggregate, exceeds $50,000 as reasonably estimated by an environmental expert retained for such purpose by Purchaser and reasonably acceptable to Seller, or if the cost of such remedial or corrective actions and measures cannot be so reasonably estimated by such expert to be such amount or less with a reasonable degree of certainty, such circumstances will be deemed an “Environmental Problem” and Purchaser will provide Seller written notice and details of any such Environmental Problem. If an Environmental Problem is identified during the period of time the Phase 2 is prepared, Purchaser, by giving written notice to Seller within five (5) Business Days following Purchaser’s receipt of the Phase 2 report, will have the right to (A) terminate this Agreement without penalty or (B) elect to proceed with the Acquisition of the Real Estate. All costs of any Phase 1 or Phase 2 requested or prepared by Purchaser pursuant to this Section 3.01(f) and the cost of restoring the Real Estate to its prior condition if Purchaser has performed a Phase 2, will be at Purchaser’s sole cost and expense. In the event of a waiver of the right to perform a Phase 1, Purchaser’s termination of this Agreement pursuant to this Section 3.01(f), or a decision by Purchaser to proceed to Closing after receiving a Phase 1, or a Phase 2, Seller will have no liability or obligation to Purchaser for breach of any provision of this Agreement related to environmental matters with respect to the Real Estate.

(g)     Cooperation with Title Investigation. Seller shall furnish to Purchaser copies of all deeds and other documents relevant to Seller’s title to the Real Estate that are in the possession of Seller.

(h)     Infrastructure Installation. Within twenty (20) Business Days of the date of this Agreement, Seller shall permit Purchaser and/or its representatives reasonable access to review the Branches for the purpose of planning to install automated equipment for use by Branch personnel. Following the receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods), Seller grants to Purchaser a license at each Branch to (i) install voice and data circuits to the main point of entry at the Branch, (ii) install Purchaser’s network interface equipment (router/switches), and (iii) extend circuit demarcation points from the main point of entry at the applicable Branch to such network interface equipment (collectively, the “Infrastructure Installation”); it being agreed that, under no circumstance, shall the Infrastructure Installation include the installation or modification of station cabling for equipment, including printers, phones, personal computers and security cameras or otherwise interfere with Seller’s existing infrastructure in operation at the Branches through the Closing Date. In the event that this Agreement is terminated pursuant to Article 10 after any Infrastructure Installation has occurred hereunder, Purchaser shall be solely responsible for all costs and expenses of removal of all infrastructure so installed at the Branches and shall fully indemnify Seller for any and all damage to the Branches arising or resulting from the Infrastructure Installation and/or the removal thereof.

3.02     Covenants of Purchaser. Purchaser hereby covenants to Seller that, from the date hereof until the Closing, Purchaser will do or cause the following to occur, except as may be otherwise required by a Governmental Authority or by Applicable Law, or except as may be permitted in writing by Seller:

(a)     Certain Applications. As soon as practicable, but in no event later than thirty (30) days after the date hereof, Purchaser will prepare and submit for filing, at no expense to Seller (other than professional fees that Seller may choose to incur in reviewing proposed filings), any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of Purchaser for the Acquisition to be consummated at the Closing as contemplated in Section 7.01 herein. Thereafter, Purchaser will use its reasonable best efforts to pursue all such applications, filings, registrations and notifications diligently and in good faith, and will promptly file such supplements, amendments and additional information in connection therewith as any such regulatory authorities may require and as Purchaser considers to be reasonably necessary for the Acquisition to be consummated at such Closing. Purchaser will deliver to Seller a copy of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information, including all correspondence, in connection therewith (except for any confidential portions thereof), at least three (3) Business Days prior to the date it is filed with such federal and state authorities, and shall consider and incorporate in good faith Seller’s comments thereof to the extent practicable. Purchaser will deliver to Seller a copy of each notice, order, opinion, approval, authorization and other item of correspondence received by Purchaser from such federal and state authorities (except for any confidential portions thereof) no later than three (3) Business Days following its receipt by Purchaser and will promptly advise Seller of developments and progress with respect to such matters.

(b)     Other Transactions. Purchaser will not, prior to Closing, directly or through any existing or future Subsidiary or Affiliate take any action that would be in conflict with, or result in the denial, termination, withdrawal, or unreasonable delay of, any of the regulatory approvals referred to in this Agreement.

(c)     Title Investigation. Purchaser will, at Purchaser’s sole expense and within thirty (30) days after the date of this Agreement, take all actions necessary to investigate to Purchaser’s satisfaction title to the Real Estate. In the event that Purchaser’s investigation of the title to the Real Estate does not satisfy Purchaser, in Purchaser’s reasonable discretion, that Seller has good and marketable title to the Real Estate, free and clear of all Liens, except with respect to (i) easements and encumbrances of record which do not adversely affect the use of the Real Estate as a bank branch and (ii) any mortgages or other monetary liens upon the Real Estate, which will be discharged by Seller at the time of Closing (collectively, (i) and (ii) are “Permitted Encumbrances”), then Purchaser will provide written notice to Seller within thirty (30) days after the date of this Agreement of such lack of satisfaction and its decision to terminate this Agreement without penalty. If no notice is received by Seller within such thirty (30) day period, Purchaser shall have no further rights under this Section 3.02(c). Seller will have no liability or obligation to Purchaser for breach of any provision of this Agreement arising from failure of title to the Real Estate to satisfy Purchaser to the extent of any defect, lien or encumbrance that exists at the time of such investigation of the title to the Real Estate, whether or not Purchaser terminates the Agreement or proceeds with the Acquisition.

3.03     Covenants of Both Parties. Except as otherwise specifically provided in this Agreement, Seller hereby covenants to Purchaser, and Purchaser hereby covenants to Seller, that from the date hereof until the Closing, such party will use commercially reasonable efforts to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement, including, without limitation, any regulatory consents, approvals, permits or authorizations which are required to be obtained in order to consummate the Acquisition.

3.04     Review and Update of Branch Loans.

(a)     Excluded Loans. Commencing upon the execution of this Agreement and continuing until the Closing Date, Purchaser will be provided an opportunity to review and examine all of the Branch Loans and all Loan Files relating thereto, which review and examination by Purchaser shall be coordinated between Seller and Purchaser so as not to interfere unnecessarily with the normal operations of the Branches or Seller. In the event that, at any time prior to the Closing Date, Purchaser determines that it does not wish to purchase and assume any Branch Loan, whether because such Branch Loan is nonperforming, does not meet Purchaser’s underwriting criteria, or otherwise, then Purchaser may notify Seller in writing that such loan shall be considered an “Excluded Loan” and shall not be included in the Acquired Loans.

(b)     New Branch Loans. With respect to loans attributable to the Branches that are proposed to be made by Seller after the date hereof and prior to the Closing (“New Branch Loans”), Seller will only make New Branch Loans that are consistent with Seller’s historical underwriting practices. In the case of each proposed Branch Loan in the original principal amount greater than $100,000, Seller will provide Purchaser an opportunity to review Seller’s Loan File relating to such proposed New Branch Loan at or prior to the time of the making of the loan. Seller will provide information to Purchaser with respect to all other New Branch Loans in the ordinary course of due diligence with respect to the Acquisition. If any such New Branch Loan is made, Purchaser may, at its option and in its sole discretion, by notice to Seller prior to the Closing Date, accept any such New Branch Loans to be included as a Branch Loan in the Acquired Loans. If Purchaser has accepted any such New Branch Loan as of the Closing, such New Branch Loan which will become an Acquired Loan subject to all terms and conditions of this Agreement.

(c)     Updated List of Branch Loans. At the Closing, Seller shall deliver to Purchaser an updated Exhibit 2.02(d) containing an updated list of the Branch Loans, excluding any Excluded Loans under Section 3.04(a) and including any New Branch Loans accepted by Purchaser pursuant to Section 3.04(b).

3.05     Review and Selection of Residential Loans. Purchaser and Seller agree that Purchaser shall be provided the opportunity to acquire, as Acquired Loans hereunder, up to $13.5 million in aggregate principal amount of single family residential mortgage loans and home equity lines of credit (collectively, “Residential Loans”) to be identified and selected in accordance with this Section 3.05. Commencing upon the execution of this Agreement and continuing until the Closing Date, Purchaser will be provided an opportunity to review and examine the Residential Loans then-outstanding (including any new Residential Loans made by Seller after the date hereof and prior to the Closing Date) in Seller’s identified Northeast Ohio portfolio, including the Loan Files relating to such Residential Loans. Based on such review and examination, Purchaser shall be entitled to select up to $13.5 million in aggregate principal amount of such Residential Loans to include in the Acquired Loans by providing written notice to Seller identifying the Residential Loans so selected. In the event that there are less than $13.5 million in aggregate principal amount of Residential Loans in Seller’s Northeast Ohio portfolio, after excluding Nonperforming Loans and any other loans that do not meet Purchaser’s underwriting criteria, Seller will provide to Purchaser the opportunity to review and examine additional Residential Loans in Seller’s portfolio (outside Northeast Ohio) and to select any such additional Residential Loans to be included in the Acquired Loans (by providing written notice to Seller identifying the additional Residential Loans so selected); provided, however, that the total of all Residential Loans selected by Purchaser to include in the Acquired Loans shall not exceed an aggregate principal amount of $13.5 million as of the Closing Date unless otherwise consented to in writing by Seller. Purchaser and Seller agree that the Residential Loans included in the Acquired Loans in accordance with this Section 3.05 will have a weighted-average yield of not less than 3.58% and will not include any loan to a single customer in excess of $1.0 million in the aggregate, and Seller shall provide to Purchaser the opportunity to select additional Residential Loans from Seller’s portfolio (outside Northeast Ohio) to the extent necessary to enable Purchaser to select Residential Loans in an aggregate of not less than $13.5 million under this Section 3.05 that satisfy such requirements in the aggregate. If the customer for any of the Residential Loans acquired by Purchaser under this Section 3.05 is in the Identified Market, Purchaser will have all rights to each such customer, including but not limited to the rights to Seller’s relationship with each such customer; provided, however, that nothing contained herein shall prohibit or otherwise restrict Seller from continuing to maintain any deposit account that existed with Seller as of the Closing Date (other than a Deposit Account) with any such loan customer. If the customer for any of the Residential Loans acquired by Purchaser under this Section 3.05 is outside of the Identified Market, Seller will be entitled to maintain a relationship with the customer, except as related to the Residential Loan.

4.	REPRESENTATIONS AND WARRANTIES.

4.01     Representations and Warranties of Seller. Except as otherwise disclosed in the Seller Disclosure Schedule, if any, delivered to Purchaser as of the date of this Agreement, Seller represents and warrants to Purchaser as follows:

(a)     Existence and Power of Seller. Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America with corporate power to own its properties and to carry on its business as presently conducted. Seller is an insured depository institution, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(b)     Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by federal regulators of Seller or Purchaser or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. Without limiting the foregoing, Seller has (or by Closing will have) obtained and procured all necessary corporate approvals and authorizations required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing. To the Knowledge of Seller, there are no facts or circumstances regarding Seller that would be reasonably likely to result in any necessary regulatory approvals of the Acquisition to be denied, unreasonably delayed, or subject to a Burdensome Regulatory Condition.

(c)     Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a Lien, under any of the provisions of the Articles of Association or Bylaws of Seller, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which Seller is subject or by which Seller is otherwise bound, which such breach, conflict, violation, default, acceleration or Lien could reasonably be expected to have a material adverse effect on the Assets, the Acquisition or Seller’s ability to perform its obligations hereunder.

(d)     Title to Furniture, Fixtures and Equipment. Seller is the sole owner of and has good and marketable title to the furniture, fixtures and equipment listed on Exhibit 2.02(a) attached hereto and indicated thereon as owned by Seller, free and clear of all Liens. To the Knowledge of Seller, each item of tangible personal property included in the Assets is in good operating condition, ordinary wear and tear excepted, is suitable for use in the ordinary course of the business and operations of the Branches as currently conducted, and, subject only to the foregoing representations, will be received by Purchaser in “AS IS, WHERE IS” condition, with no implied warranties or guarantees by Seller as to future performance, fitness for particular purpose, merchantability or otherwise.

(e)     Real Estate.

(i)     Seller is the sole owner of a fee simple interest in the Real Estate. Except as may be disclosed in the Seller Disclosure Schedule, Seller has good, marketable and insurable title to the Real Estate, free and clear of any Liens, except for Permitted Encumbrances.

(ii)     To Seller’s Knowledge, none of the Real Estate, as currently used, is in violation in any material respect of any applicable building, zoning, subdivision, Environmental Law or other governmental ordinance, resolution, statute, rule, order or regulation with respect to the ownership, operation, use, maintenance or condition thereof, or requiring any material repair or alteration other than those repairs or alterations that will have been made before the Closing Date;

(iii)     To Seller’s Knowledge, there is no material structural defect in any improvement on or to any of the Real Estate;

(iv)     Seller has paid or will pay in full on or before the Closing Date all bills and invoices for labor and materials of any kind arising from the operation, repair, maintenance or leasing or any of the Real Estate by Seller that could result in a mechanics lien or a claim for a mechanics lien;

(v)     Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against any Real Estate, and has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving any Real Estate;

(vi)     The water, sewer, electric and other utility services currently available to the Real Estate are adequate for the present use of the Real Estate by Seller in conducting the business of the Branches and are being supplied to Seller by utility companies or municipalities, and no condition presently exists that, to Seller’s Knowledge, will result in the termination of the Real Estate’s access to any such utility services;

(vii)     All authorizations and rights-of-way, including proof-of-dedication, that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Estate have been obtained, and there are no restrictions on such access to the Real Estate from presently existing adjacent public roads, and no condition presently exists that, to Seller’s Knowledge, will result in the termination of such access;

(viii)     All real estate taxes, if any, due and payable on or before the Closing Date with respect to any of the Real Estate will have been paid in full on or before the Closing Date;

(ix)     To Seller’s Knowledge, no activity or condition exists at or upon the Real Estate that violates any Environmental Law, and no condition has existed or event has occurred with respect to the Real Estate that, with notice or the passage of time, or both, would constitute a violation of any Environmental Law or obligate (or potentially obligate) Seller to remedy, stabilize, neutralize or otherwise alter the environmental condition of the Real Estate where the cost of such actions would be material in the aggregate. Seller has not received any written notice from any person or entity, and to Seller’s Knowledge no facts or circumstances reasonably exist, that the operation or condition of any of the Real Estate is or was in violation of any Environmental Law or that a Release of Hazardous Materials has occurred at, on or under the Real Estate or that Seller is responsible (or potentially responsible) for the cleanup or other remediation of any Hazardous Materials at, on or beneath any such property; and

(x)     Except as may be otherwise specifically set forth in this Agreement, the Real Property is sold to Purchaser “AS IS, WHERE IS,” with no implied warranties or representations whatsoever.

(f)     No Broker. Except for the retention by Seller of Boenning & Scattergood, Inc., the fees for which will be paid by Seller, no broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Seller on account of the transactions contemplated hereby.

(g)     Deposit Liabilities. The Deposit Liabilities are genuine obligations of Seller and have been originated or extended and administered in material compliance with the documents governing the relevant type of Deposit Liabilities and all applicable Legal Requirements. The Deposit Liabilities are insured by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund to the fullest extent provided for by applicable Legal Requirements. All interest has been accrued on the Deposit Liabilities, and Seller’s records accurately reflect in all material respects such accrual of interest in accordance with GAAP.

(h)     Safe Deposit Boxes. Seller is in compliance in all material respects with the terms and conditions of any and all agreements relating to safe deposit boxes at the Branches.

(i)     Branch Business. There are no Legal Proceedings or any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority entered or pending or, to the Knowledge of Seller, threatened against or affecting the Assets, the Assumed Liabilities, or the business of Seller as conducted at the Branches. To the Knowledge of Seller, there are no investigations or inquiries by or before a Governmental Authority pending or threatened against or affecting the Assets, the Assumed Liabilities, or the business of Seller as conducted at the Branches.

(j)     Employee Matters. Seller is not a party to or otherwise bound by any collective bargaining agreement, and there are no labor unions representing any employees at the Branches. To Seller’s Knowledge, there are no activities by labor unions to organize any employees at the Branches.

(k)     Tax Matters. Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee employed at the Branches, and all Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed.

(l)     ERISA.

(i)     Neither Seller nor any ERISA Affiliate has any liability or liabilities under any Employee Benefit Plan that will become a liability or liabilities of Purchaser or any Affiliate of Purchaser or result in any Lien on the Assets or on any other assets of Purchaser or Purchaser’s Affiliates.

(ii)     None of the Assets (A) are “plan assets” of any Employee Benefit Plan, (B) are subject to any Lien relating to any Employee Benefit Plan under ERISA, the Code or otherwise, or (C) otherwise have been identified or earmarked as available for or relating to benefits under any Employee Benefit Plan.

(m)     Insurance. The Assets described at Section 2.02(a) of this Agreement are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks as is customary with banks of similar size. The Seller Disclosure Schedule sets forth, for each material policy of insurance maintained by Seller with respect to either of the Branches, the amount and type of insurance and the name of the insurer. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

(n)     Acquired Loans. With respect to the Acquired Loans to be sold by Seller to Purchaser hereunder:

(i)     The loan files for each Acquired Loan (the “Loan Files”) contain originally executed notes, leases and/or other evidences of any indebtedness, including without limitation all originally executed loan agreements, loan participation agreements and certificates, control agreements, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans and any document modifying any of the foregoing (the “Loan Documents”). The Loan Files include, without limitation, all loan applications, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, internally prepared financial statements, commitment letters, guarantees, pledge agreements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

(ii)     Except for any Nonperforming Loans to which Purchaser consents in writing to acquire pursuant to Section 2.02(d) hereof, no Acquired Loan is a Nonpeforming Loan. To the Knowledge of Seller, no Acquired Loan is subject to any material default, breach or violation by any obligor under the Acquired Loan, no maker, signatory or guarantor on any Acquired Loan is in bankruptcy, receivership, or any other form of insolvency proceeding, and no Acquired Loan is subject to any offset or claim of offset, or claim of other liability on the part of Seller.

(iii)     Seller is the sole servicer for each of the Acquired Loans. The servicing practices of Seller used with respect to the Acquired Loans have been in compliance in all material respects with all Legal Requirements.

(iv)     No borrower, customer or other party in connection with the Acquired Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim or any defense to the payment in full of any of the Acquired Loans.

(v)     Seller has made no commitment to make or modify the terms or conditions of any Acquired Loan other than as set forth in the Loan Files. No borrower has been released, in whole or in part, from liability or obligations in respect of any Acquired Loan and no property or other collateral has been released from any applicable Lien.

(vi)     Seller is the sole owner and holder of the Acquired Loans, has all power and authority to hold the Acquired Loans and has good and marketable title to the Acquired Loans free and clear of any and all Liens. There has been no previous sale, assignment, pledge or hypothecation of any Acquired Loan or related servicing rights by Seller.

(vii)     With respect to each Acquired Loan, all costs, fees and expenses incurred in making, closing and recording any applicable mortgage have been paid and the full principal amount of the note has been disbursed or advanced to the borrower or disbursed or advanced according to the written direction of the borrower.

(viii)     Each Acquired Loan complies in all material respects with all Applicable Laws, including, but not limited to, the Truth-In-Lending Act, Real Estate Settlement and Procedures Act, Home Ownership and Equity Protection Act of 1994, Consumer Credit Protection Act, Equal Credit Opportunity Act, Fair Housing and Disclosure Act, Regulation Z, and the Home Mortgage Disclosure Act.

(ix)     Each Acquired Loan is secured by lien of first priority (other than home equity lines of credit) in and on the relevant collateral, if any, and, if applicable, any mortgage has been duly executed by the borrower and properly acknowledged and filed or recorded in the appropriate office for public recordation, and all security interests have been perfected in accordance with Applicable Law and all applicable fees relating thereto have been paid. Seller has insurance certificates evidencing that any pledged or mortgaged property is insured by an insurer licensed to do business in the state where such pledged or mortgaged property is located and generally acceptable in the industry against loss by fire, theft, vandalism and hazards as are customarily insured against in the area in which the pledged mortgaged property is located, in an amount which is at least equal to the outstanding principal balance of the related Acquired Loan, and Seller has received no cancellation notices with respect to such insurance coverage. If any mortgaged property is in an area as having special flood hazards and, as of the date of origination or acquisition of the Acquired Loans, Seller was required to maintain flood insurance on the Acquired Loans, a flood insurance policy meeting applicable requirements is in full force and effect with a generally acceptable insurance carrier, in an amount not less than the outstanding principal balance of the Loan. All insurance policies contain a standard mortgagee clause naming Seller, its successors and assigns as an additional insured, and a provision for notice to mortgagee in the event of cancellation of the policy.

(x)     Seller has received no notice of, and otherwise has no knowledge of, any pending or threatened proceeding for the total or partial condemnation of any mortgaged or pledged property.

(xi)     Each Acquired Loan that is a mortgage loan is insured by an ALTA Mortgage Title Insurance Policy, valid and binding in the jurisdiction where the related mortgaged property is located, insuring Seller, its successors and assigns, as to the first priority lien of the mortgage in the original principal amount of the Loan, as increased by deferred and capitalized interest, if applicable, and subject only to permitted exceptions. Notwithstanding anything to the contrary herein, Purchaser shall not be obligated to purchase any Loan if, in its reasonable judgment, it is unsatisfied with any exceptions to title.

Except as otherwise expressly provided herein, the transfer of the Acquired Loans will be made without recourse, without any representation, warranty, or guarantee of any kind, express or implied, and without any reserve for loan losses.

(o)     Subordinated Debt Securities. Seller is the sole owner of and has good and marketable title to each of the Subordinated Debt Securities, free and clear of all Liens. Except as set forth in the Seller Disclosure Schedule, each Subordinated Debt Security is a negotiable instrument, a certificated security, or an uncertificated security as those terms are defined in the Uniform Commerial Code as in effect in the State of Ohio.

(p)     Pre-Closing Statement. The Pre-Closing Statement provided in accordance with this Agreement will accurately reflect in all material respects the Net Book Value of the Assets referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with Seller’s historical accounting policies, all in accordance with GAAP consistently applied.

4.02     Representations and Warranties of Purchaser. Except as otherwise disclosed in Purchaser’s Disclosure Schedule, if any, delivered to Seller as of the date of this Agreement, Purchaser represents and warrants to Seller as follows:

(a)     Good Standing and Power of Purchaser. Purchaser is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America with corporate power to own its properties and to carry on its business as presently conducted. Purchaser is an insured depository institution, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(b)     Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by federal regulators of Seller or Purchaser or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. Without limiting the foregoing, Purchaser has obtained and procured all necessary corporate approvals and authorizations required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

(c)     Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a Lien, under any of the provisions of the Articles of Association and the Bylaws of Purchaser, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which Purchaser is subject or by which Purchaser is otherwise bound, which such breach, conflict, violation, default, acceleration, or Lien could reasonably be expected to have a material adverse effect on the Acquisition or Purchaser’s ability to perform its obligations hereunder.

(d)     Broker/Finder. Except for the retention by Purchaser of Piper Sandler & Co., the fees for which will be paid by Purchaser, no broker or finder, or other party or agent performing similar functions, has been retained by Purchaser or is entitled to be paid based upon any agreements, arrangements or understandings made by Purchaser in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Purchaser on account of the transactions contemplated hereby.

(e)     Acquisition Consideration. Purchaser has sufficient funds to enable it to pay the Acquisition Consideration and any amounts required to be paid by Purchaser at the Closing pursuant to the terms hereof, and to consummate the Acquisition in accordance with the terms and conditions of this Agreement, provided that Seller’s payment obligations are netted against Purchaser’s payment obligations as provided in Section 2.04(e). Purchaser’s ability to consummate the transactions contemplated hereby is not contingent on raising any equity capital, obtaining specific financing therefor, consent of any lender or any other matter, other than the receipt of any required regulatory approval(s).

(f)     Regulatory Approvals. No consents or approvals of, or filings or registration with, any Governmental Authority or any third party are required to be made or obtained by Purchaser or any of its subsidiaries in connection with the execution, delivery or performance by Purchaser of this Agreement or to consummate the transactions contemplated hereby, except for the filing of applications and notices, as applicable, with the applicable regulatory authorities and receipt of the approvals set forth in Section 3.02(a). As of the date hereof, Purchaser is not aware of any reason why the requisite regulatory authority approvals will not be received without the imposition of a condition, restriction or requirement of the type that is not customary and usual for approvals of this kind. On the date hereof, Purchaser knows of no reason why any required regulatory application should not receive approval.

5.	ACTIONS RESPECTING EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

5.01     General

(a)     Purchaser may, but is under no obligation to, offer to hire, as of the close of business on the Closing Date, the Branch Employees. Purchaser will make a written offer of employment to each of the Branch Employees selected by Purchaser to be an employee of Purchaser following the Closing Date. Each offer of employment will be effective as of the close of business on the Closing Date. No later than fourteen (14) days prior to the Closing, (i) Purchaser will communicate the offers of employment consistent with the terms of this Section 5.01 to those Branch Employees to whom it determines to extend an offer and (ii) Purchaser will provide Seller with a written list of such Branch Employees, and Seller will take such action as is necessary to terminate the employment of any Branch Employees not included on such list or transfer their employment within Seller, in both cases effective as of the close of business on the Closing Date. Each employee who receives and accepts Purchaser’s offer of employment will be a “Hired Employee” for purposes of this Agreement, effective as of the close of business on the Closing Date and this date will be referred to as the Hired Employee’s “Transfer Date.” Subject to Applicable Law, effective as of the close of business on the Closing Date, the Hired Employees will become employees of Purchaser, and Purchaser will thereafter have the right to dismiss any or all Hired Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). Each employee who is not offered employment by Purchaser, or who fails to accept Purchaser’s offer of employment, will be an “Excluded Employee” for purposes of this Agreement. Nothing in this Agreement will give any Branch Employee any rights to claim status as a third-party beneficiary of this Agreement.

(b)     Seller will pay, discharge, and be responsible for, and will indemnify Purchaser and its Affiliates for, (i) all salary, wages (including, without limitation, payment for any and all paid time off, vacation, sick time or personal days accrued by the Hired Employees as of the Transfer Date), bonuses, commissions and any other form of compensation (including, without limitation, any deferred compensation) arising out of the employment of the Hired Employees prior to or on the Transfer Date, and (ii) any employee benefits under the Seller’s Employee Benefit Plans arising out of Seller’s employment of the Hired Employees, prior to or on the Transfer Date, including, without limitation, welfare benefits with respect to claims incurred prior to or on the Transfer Date but reported after the Transfer Date.

(c)     Seller and the Seller’s Employee Benefit Plans will retain responsibility for all claims incurred by Branch Employees of Seller prior to or on the Transfer Date (in accordance with the terms of such plans with respect to claims incurred), including, without limitation, those made by Hired Employees.

(d)     Seller will be solely and fully responsible for the Excluded Employees in the transfer of Excluded Employees to other positions with Seller or in the termination of their employment with Seller. To the extent Seller is terminating any Excluded Employees, Seller will be fully and completely responsible for said termination(s), paying those Excluded Employees all accrued wages, commissions, vacation pay and any other compensation due and owing, and providing notice of such Excluded Employees rights and obligations pursuant to COBRA and administering COBRA benefits, as applicable. Seller will be fully liable for any claims, demands, damages, orders, awards and/or judgments arising out of or relating in any way to Seller’s treatment of and/or termination of Excluded Employees.

(e)     It is understood and agreed that (i) Purchaser’s employment of any Hired Employee as set forth in this Section 5.01 will not constitute an employee benefit plan or a commitment, contract or understanding (express or implied) of an obligation on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (ii) employment offered by Purchaser to any Hired Employee is “at will” and may be terminated by Purchaser or by a Hired Employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser to a Hired Employee and subject to any Applicable Law). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Hired Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or other terms or conditions of employment of such Hired Employees. Nothing in this Agreement will create any employee benefit plan or be construed as requiring any compensation or employee benefit plan, program or arrangement to be maintained by Purchaser for any Hired Employee at, or for any specified period after, the Closing Date. Notwithstanding anything else in this Section 5.01, Purchaser will use its best efforts to give Hired Employees credit for service with Seller toward eligibility for participation in and vesting under Employee Benefit Plans of Purchaser.

(f)     For the avoidance of doubt, Purchaser will have no responsibility to pay any severance or to fund benefits under any of the employee benefit programs maintained by Seller prior to the close of business on the Closing Date.

5.02     Action to be Taken by Seller. Seller covenants to Purchaser that, for twelve (12) months following the Closing Date, Seller will not compete directly for or solicit as officers or employees of Seller any Branch Employees; provided, however, that this provision will not preclude Seller from (i) making any general advertisement or solicitation for employees not targeting former Branch Employees or (ii) hiring any such Branch Employees who elect not to become or remain employed by Purchaser, who are not hired by Purchaser or whose employment has been terminated by Purchaser.

5.03     Actions to be Taken by Seller and Purchaser. After the Closing, Seller and Purchaser each will cooperate with the other in providing reasonable access to all information required for the operation of, or the preparation and submission of reports or notices required in connection with the operation of Seller’s tax-qualified retirement plans, the Purchaser’s retirement plan(s), or any other employee benefit program maintained by Seller or Purchaser which covers any of the Branch Employees, including, without limitation, the preparation and submission of reports or notices to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, or any other agency of the U.S. Government, or the State of Ohio.

5.04     Continuing Rights to Amend or Terminate. The provisions of Purchaser’s retirement plan(s) and any of Seller’s retirement plans and the provisions of any other employee benefit program of Purchaser or Seller relating to amendment or termination by any employer sponsor or other party to such plan or program will in no event be abridged hereby.

6.	CONDITIONS PRECEDENT TO CLOSING.

6.01     Conditions to Seller’s Obligations. The obligations of Seller to consummate the Acquisition are subject to the satisfaction, or the waiver by Seller to the extent permitted by Applicable Law, of the following conditions at or prior to the Closing:

(a)     Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition have been made; all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition have been received and are in full force and effect and evidence of same will have been provided to Seller; and all applicable waiting periods have expired.

(b)     Corporate Action. Purchaser will have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and Purchaser will have furnished Seller with a certified copy of each such resolution adopted by the Board of Directors (and, if applicable, the shareholders) of Purchaser evidencing the same.

(c)     Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement will be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (except for such representations and warranties that speak as of a specified time or period, which will be true and correct in all material respects as of the time or period specified), and Purchaser has delivered to Seller a certificate (executed by its chief executive officer) to that effect, dated as of the Closing Date.

(d)     Covenants. Each and all of the covenants and agreements of Purchaser to be performed or complied with prior to Closing pursuant to this Agreement have been duly performed or complied with in all material respects by Purchaser, and Purchaser has delivered to Seller a certificate (executed by its chief executive officer) to that effect, dated as of the Closing Date.

(e)     No Proceeding or Prohibition. At the time of the Closing, there is no litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party which, in the good faith judgment of Seller, presents a bona fide claim to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture or rescission in connection with such transactions; and Seller has been furnished with a certificate in the form attached as Exhibit 6.01(e) hereto, dated as of the Closing Date and signed by the chief executive officer of Purchaser, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

6.02     Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the Acquisition in whole or in part are subject to the satisfaction, or the waiver by Purchaser to the extent permitted by Applicable Law, of the following conditions at or prior to the Closing:

(a)     Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition have been made; all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition will have been received, have been received and are in full force and effect, and do not contain any Burdensome Regulatory Conditions; and all applicable waiting periods have expired.

(b)     Corporate Action. Seller has taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and Seller has furnished Purchaser with a certified copy of each such resolution adopted by the Board of Directors (and, if applicable, the shareholders) of Seller evidencing the same.

(c)     Representations and Warranties. The representations and warranties of Seller set forth in this Agreement are true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (except for such representations and warranties that speak as of a specified time or period, which will be true and correct in all material respects as of the time or period specified), and Seller has delivered to Purchaser a certificate (executed by its chief executive officer) to that effect, dated as of the Closing Date.

(d)     Covenants. Each and all of the covenants and agreements of Seller to be performed or complied with prior to Closing pursuant to this Agreement have been duly performed or complied with in all material respects by Seller, and Seller has delivered to Purchaser a certificate (executed by its chief executive officer) to that effect, dated as of the Closing Date.

(e)     No Proceedings or Prohibition. At the time of the Closing, there is no litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party which, in the good faith judgment of Purchaser, presents a bona fide claim to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture or rescission in connection with such transactions; and Purchaser has been furnished with a certificate in the form attached as Exhibit 6.02(e) hereto, dated as of the Closing Date and signed by the chief executive officer of Seller, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of Seller’s Knowledge, threatened.

(f)     Participations.     Seller shall have performed its obligations under Section 2.05 to the extent such obligations are to be performed before the Closing.

6.03     Non-Satisfaction of Conditions Precedent. The non-occurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition will in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inaction of such party.

7.	CLOSING.

7.01     Closing and Closing Date. The Acquisition will be consummated and closed (the “Closing”) at such location as may be mutually agreed upon by Seller and Purchaser, at a date and time to be mutually established by Seller and Purchaser and confirmed by written notice of Seller to Purchaser (the “Closing Date”). Unless otherwise agreed by the parties, the Closing Date will take place as soon as practicable after the receipt of all necessary regulatory approvals to consummate the Acquisition and the expiration of all applicable waiting periods, and the satisfaction or waiver of all other conditions set forth in Section 6 of this Agreement; provided, however, that (i) the Closing Date will be established for a Friday (unless a legal holiday and in that event the prior Business Day), and (ii) the Closing will commence at a time sufficient to conclude the Closing prior to the time established for the normal close of business of Seller at the Branches and to result in actual receipt on the Closing Date by payees of all funds to be delivered on the Closing Date.

7.02     Seller’s Actions at Closing. At the Closing, Seller will:

(a)     deliver to Purchaser such of the Assets purchased hereunder as are capable of physical delivery (including delivery by their presence at the Real Estate), including a complete set of Seller’s keys to the safe deposit boxes and to the Branches, including without limitation, keys to any night deposit boxes and the like; and

(b)     execute and deliver a bill of sale in the form attached as Exhibit 7.02(b) hereto relating to furniture, fixtures and equipment and other instruments of conveyance, assignment and transfer as are reasonably necessary or advisable to consummate the sale, assignment and transfer of the Assets, other than the Real Estate, sold or assigned to Purchaser hereunder;

(c)     assign, transfer and deliver to Purchaser such of the following records (in whatever form or medium then maintained by Seller) pertaining to the Deposit Liabilities and accrued interest thereon of the Branches assumed by Purchaser hereunder as exist and are available:

(i)     signature cards, orders and contracts between Seller and Branch depositors and safe deposit box customers, and records of similar character; and

(ii)     cancelled checks or negotiable orders of withdrawal representing charges to depositors (except to the extent the same have been returned to such depositors); and

(iii)     a trial balance listing of records of account;

(d)     assign, transfer and deliver to Purchaser such safekeeping files and records (in whatever form or medium then maintained by Seller) and all other property and other records, if any, held by the Branches for their customers as of the Closing Date (subject to the terms and agreements or receipts relating to the same);

(e)     execute and deliver an assignment of IRAs in the form attached as Exhibit 7.02(e) hereto;

(f)     execute, acknowledge and deliver to Purchaser a blanket assignment of mortgages in the form attached as Exhibit 7.02(f) hereto, for mortgage loans transferred to Purchaser pursuant to this Agreement;

(g)     execute and deliver to Purchaser an assignment of right, title and interest in the form attached as Exhibit 7.02(g) hereto and transfer and deliver all Loan Files and records as exist and are available (in whatever form or medium then maintained by Seller), including all original copies as exist and are available, pertaining to the Acquired Loans transferred to Purchaser hereunder;

(h)     make, if applicable, any payment shown as owing to Purchaser by Seller on the Pre-Closing Statement, as required by Section 2.04 of this Agreement;

(i)     execute, acknowledge and deliver to Purchaser all certificates and other documents required to be delivered to Purchaser by Seller at or as a condition to Closing pursuant to the terms hereof or as Purchaser may reasonably require to effect the transactions provided for in this Agreement;

(j)     execute and deliver to Purchaser a certificate, dated as of the Closing Date, that meets the requirements of Treasury Regulation Section 1.1445-2(b) and is signed by an authorized officer of Seller to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(k)     execute, acknowledge and deliver to Purchaser a limited warranty deed for each piece of Real Estate in the form attached as Exhibit 7.02(k) hereto; and

(l)     execute and deliver to Purchaser an assignment, in such form required by the applicable issuer, and any other documents, and perform any actions, required by the applicable issuer or book-entry system to assign and transfer to Purchaser all of Seller’s right, title and interest in each of the Subordinated Debt Securities.

7.03     Purchaser’s Actions at Closing. At the Closing, Purchaser will:

(a)     execute, acknowledge, and deliver to Seller, to evidence the assumption of the Deposit Liabilities and certain other obligations of Seller by Purchaser hereunder, an instrument of assumption in the form attached as Exhibit 7.03(a) to this Agreement and an assignment of IRAs in the form attached as Exhibit 7.02(e) to this Agreement. Copies of such instruments may be recorded in the public records at the option of either party hereto. The execution and acknowledgement of such instruments will not be deemed to be a waiver of any rights or obligations of any party to this Agreement;

(b)     receive, accept and acknowledge delivery (including delivery by their presence at the Real Estate) of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Purchaser by Seller hereunder;

(c)     execute and deliver to Seller such written receipts for the Assets, properties, records and other materials assigned, transferred, conveyed or delivered to Purchaser hereunder as Seller may reasonably request at or before the Closing;

(d)     make, as applicable, any payment shown as owing to Seller by Purchaser on the Pre-Closing Statement, as required by Section 2.04 of this Agreement; and

(e)     execute, acknowledge and deliver to Seller all certificates and other documents required to be delivered to Seller by Purchaser at or as a condition to Closing pursuant to the terms hereof or as Seller may reasonably require to effect the transactions provided for in this Agreement.

7.04     Methods of Payment. Any payment due to Purchaser or to Seller, as the case may be, pursuant to the terms of Section 2.04 hereof, will be calculated and adjusted as provided in this Section 7.04 and such payment will be made in immediately available United States dollars to the account of the respective party at a bank designated by such party. At least two (2) Business Days prior to the Closing, each party hereto will provide written notice to the other party hereto indicating the account and bank to which such funds will be wire transferred. Prorations and expenses that cannot be reasonably calculated at the Closing will be settled and paid in the same manner as set forth in Section 8.03. In order to facilitate the Closing, the parties agree that, within thirty (30) Business Days after the Closing, the parties will make appropriate post-Closing adjustments through the close of business on the Closing Date, consistent with the provisions of Section 2.04 hereof, based upon transactions which took place prior to the close of business on the Closing Date but which were not reflected on the preliminary settlement statement. In addition, prorations of prepaid and deferred expenses, if any, that cannot be reasonably calculated at the Closing will be settled and paid based on actual figures as soon as possible after the Closing.

7.05     Effectiveness of Closing. All actions taken and documents to be delivered at the Closing will be deemed to have been taken and delivered simultaneously, and no action will be deemed taken nor any document delivered until all have been taken and delivered. Upon the satisfactory completion of such Closing, the Acquisition will be deemed to be effective, and the Closing will be deemed to have occurred, as of the close of business on the Closing Date.

8.	CERTAIN TRANSITIONAL MATTERS.

8.01     Customer Communications.

(a)     Purchaser and Seller will, as soon as practicable after the date of this Agreement and, in any event, not more than thirty (30) days after the date of this Agreement, prepare and mail to each of the borrowers under the Acquired Loans and each of the depositors and other customers of the Branches a joint letter, in form and substance reasonably satisfactory to each of the parties, informing such customers of the nature of the transactions contemplated by this Agreement and the continuing availability of services to be provided by Purchaser from and after the close of business on the Closing Date. All costs and expenses of any such notice or communication will be borne by Purchaser.

(b)     Purchaser will separately furnish appropriate customers by mail with brochures, forms and other written materials related or necessary to the acquisition of the Acquired Loans and the assumption of the Deposit Liabilities by Purchaser, and the conversion of said accounts to Purchaser accounts, including (i) provisions for checks to appropriate depositors and line of credit borrowers using the forms of Purchaser with instructions to such customers to utilize such Purchaser checks after the Closing Date and thereafter to destroy any unused checks on Seller’s forms, and (ii) the reissuance of ATM and debit cards associated with applicable Deposit Liabilities. The mailing containing such brochures, forms or other written materials of Purchaser will be sent no later than the earlier of ten (10) days or such other period as may otherwise be required by Applicable Law prior to the Closing Date and no later than the time prior to the Closing Date reasonably deemed necessary by Purchaser to provide depositors with all necessary forms to accomplish the assumption of the Deposit Liabilities, provided that check forms of Purchaser will not be mailed to depositors any earlier than a date reasonably believed to result in receipt by depositors no earlier than the Closing Date. The expenses of the printing, processing and mailing of such information of Purchaser will be borne by Purchaser. The expenses of providing new Purchaser checks and other forms and written materials to appropriate customers will be that of Purchaser. Before Closing, except as required or otherwise expressly permitted by this Agreement, Purchaser will not contact Seller’s customers except as may occur in connection with advertising or solicitations directed to the public generally or except as necessary to accomplish an orderly transition of the Deposit Accounts to Purchaser, provided that such contacts do not occur until after the mailing of the materials described in Section 8.01(a) hereof.

(c)     Purchaser shall, as soon as practicable after the Closing Date, prepare and transmit at Purchaser’s expense to the obligors on all Acquired Loans transferred to Purchaser pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser’s name as payee on any checks or other instruments used to make payments, and, with respect to all Acquired Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and an address of Purchaser as the person to whom and the place at which payments are to be made.

(d)     For each Deposit Account that would normally have a periodic statement, Seller will generate and mail, as soon as practicable after the Closing Date, a customer statement prepared as of the Closing, which will also confirm that the Acquisition has closed.

(e)     In addition to the foregoing, each of Seller and Purchaser will provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that Seller or Purchaser is required to give under Applicable Law or the terms of any agreement between Seller and any such customer in connection with the transactions contemplated hereby. A party required to send or publish any notice or communication pursuant to this Section 8.01(e) will furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the date of the first mailing, posting, or other dissemination thereof to customers, and will not unreasonably refuse to incorporate any changes that the other such party reasonably proposes. All costs and expenses of any such notice or communication sent or published by Purchaser or Seller will be the responsibility of the party sending such notice or communication and all costs and expenses of any such joint notice or communication will be borne by Purchaser.

8.02     General. Prior to and after the Closing, unless otherwise indicated:

(a)     After the Closing, Purchaser will:

(i)     pay in accordance with Applicable Law and its customary banking practices all properly drawn and presented checks, drafts, debits and withdrawal orders presented to Purchaser by mail, over the counter, through electronic media, or through the check clearing procedures of the banking industry, by depositors of the Deposit Liabilities assumed by Purchaser hereunder, whether drawn on checks, drafts or withdrawal order forms provided by Seller or by Purchaser; and

(ii)     in all other respects discharge, in the usual course of its banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by Purchaser hereunder;

provided, however, that Purchaser’s obligations pursuant to this Section 8.02(a) to honor checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) will not apply to any such check, draft or withdrawal order presented to Purchaser more than ninety (90) days following the Closing Date.

(b)     After the Closing, if any depositor of a Deposit Liability assumed by Purchaser hereunder, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including accrued interest thereon) assumed hereunder, demands payment from Seller for all or any part of any such assumed Deposit Liabilities (including accrued interest thereon), Purchaser acknowledges that Seller will not be liable or responsible for making such payment. Purchaser and Seller will make appropriate arrangements with each other at or prior to the Closing to provide for settlement by Purchaser of checks, returns and other items which are presented to Seller after the Closing Date and which are drawn on or chargeable to Deposit Accounts associated with Deposit Liabilities assumed by Purchaser hereunder.

(c)     Seller will (i) resign as of the close of business on the Closing Date as the custodian of each IRA Deposit Liability of which it is the custodian, (ii) to the extent permitted by the documentation governing each such IRA and Applicable Law, appoint Purchaser as successor custodian as of the close of business on the Closing Date of each such IRA, and Purchaser agrees to accept each such custodianship and, to the extent set forth in Section 2.03 hereof, assume all fiduciary obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor of each such IRA notice of the foregoing as is required by the documentation governing any such IRA or Applicable Law. If, pursuant to the terms or documentation governing any such IRA or Applicable Law, (y) Seller is not permitted to name Purchaser as successor custodian or the IRA grantor objects in writing to such assignment, or is entitled to, and does, in fact, name a successor custodian other than Purchaser, or (z) such IRA includes assets that are not Deposit Liabilities of Seller and are not being transferred to Purchaser, and the assumption of the Deposit Liabilities of Seller included in such IRA would result in a loss of qualification of such IRA under the Code or applicable regulations, all Deposit Liabilities of Seller held under such IRA will be excluded from the Deposit Liabilities and either retained by Seller or transferred to a different successor custodian in accordance with any directives properly provided by the IRA grantor.

(d)     Purchaser will promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts or withdrawal orders credited as of the close of business on the Closing Date to a Deposit Account associated with a Deposity Liability assumed by Purchaser hereunder which are returned uncollected to Seller on or after the Closing Date (including an amount equivalent to holds placed upon such Deposit Account for items cashed by Seller as of the close of business on the Closing Date which items are subsequently dishonored).

(e)     Subject to the obligations of Seller in Section 3.01(d), all tasks and obligations concerning the provision of data processing services to or for the Assets and Deposit Liabilities after the Closing are the sole and exclusive responsibility of, and will be performed solely and exclusively by, Purchaser.

(f)     If the balance due on any Acquired Loan transferred to Purchaser pursuant to this Agreement has been reduced by Seller as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to Seller on or after the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Purchaser to Seller, and if any payment is received by Seller on or after the Closing Date on an Acquired Loan which has been transferred to Purchaser, Seller shall promptly remit any such payments to Purchaser.

(g)     Interest Reporting and Withholding.

(i)     Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposit Liabilities, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Purchaser will report to applicable taxing authorities and holders of Deposit Liabilities, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Any amounts required by any Governmental Authority to be withheld from any of the Deposit Liabilities through the Closing Date will be withheld by Seller in accordance with Applicable Law or appropriate notice from any Governmental Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with Applicable Law or appropriate notice from any Governmental Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(ii)     Unless otherwise agreed by the parties, Seller will be responsible for delivering to payees all Internal Revenue Service notices with respect to information reporting and Tax identification numbers required to be delivered through the Closing Date with respect to the Deposit Liabilities, and Purchaser will be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposit Liabilities.

(iii)     Unless otherwise agreed by the parties, Purchaser will timely make all required reports to applicable taxing authorities and to obligors on Loans, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date concerning all interest and points received by Seller, and Purchaser will timely make all required reports to applicable taxing authorities and to obligors on Loans, with respect to all periods from the day after the Closing Date concerning all such interest and points received. Seller shall provide to Purchaser information regarding interest and points received on Acquired Loans during the calendar year in which the Closing occurs through (and including) the Closing Date.

(h)     On the date that is thirty (30) days after the Closing Date, Seller will pay to Purchaser an amount equal to the lesser of (i) the amount of any overdraft which existed as of the Closing Date on each Deposit Account associated with Deposit Liabilities assumed by Purchaser hereunder; or (ii) the amount of any remaining overdraft which continues to exist on each Deposit Account associated with Deposit Liabilities which was originally overdrawn as of the close of business on the Business Day immediately preceding the Closing Date. If the overdraft has been reduced to zero at any time during such thirty (30) day period, no amount will be payable by Seller to Purchaser with respect to such overdraft.

(i)     If any Loan Documents are not in the possession or control of Seller on the Closing Date, Seller shall use commercially reasonable efforts to obtain those Loan Documents and deliver them to Purchaser as soon as practicable after the Closing Date.

(j)     Seller and Purchaser will use their reasonable best efforts to cooperate with each other in assuring an orderly transition of ownership of the Assets and responsibility for the Assumed Liabilities assumed by Purchaser hereunder, including, without limitation, with respect to any items the transition of which is not specifically addressed in this Article 8.

8.03     Post-Closing Adjustments.

(a)     As promptly as reasonably practicable after the Closing Date, but no later than forty-five (45) days thereafter, Seller will provide Purchaser with a final settlement statement, in the form attached as Exhibit 8.03, which will reflect any adjustments that are necessary to accurately reflect the balances as shown on the financial records of Seller as of the close of business on the Closing Date. Concurrently therewith, Seller will amend Exhibits 2.02(a), 2.02(d), 2.02(e) and 2.04(e), which were provided to Purchaser at the Closing, to reflect any required adjustments; provided, however, that all such amendments will be subject to the dispute resolution process set forth in Section 8.03(b) below.

(b)     Purchaser will have the right to review any and all documents necessary or desirable to confirm the accuracy of final Exhibits 2.02(a), 2.02(d), 2.02(e) and 2.04(e). Notwithstanding any other provision of this Agreement, the final settlement statement will be prepared by Seller based in part upon a cash count to be mutually conducted by Seller and Purchaser at the close of business on the Closing Date. If, within fifteen (15) Business Days following the date of receipt by Purchaser of the final settlement statement, Purchaser does not dispute any items contained in the final settlement statement or omitted therefrom, then the final settlement statement will be final and binding upon the parties. In the event Purchaser disputes any items contained in the final settlement statement, such disputes will be resolved in the following manner:

(i)     Purchaser will notify Seller in writing (the “Notice of Disagreement”) of such dispute within fifteen (15) Business Days after Purchaser’s receipt of the final settlement statement, which notice will specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Disputed Items”).   Any items in the final settlement statement that are not Disputed Items will be final, binding and conclusive for all purposes hereunder.

(ii)     During the thirty (30) day period following Seller’s receipt of a Notice of Disagreement from Purchaser, Seller and Purchaser will use their reasonable best efforts to resolve the Disputed Items. If, at the end of such thirty (30) day period, the parties have reached written agreement with respect to all or a portion of the matters covered by a Notice of Disagreement, the final settlement statement will be adjusted to reflect such mutual written agreement and will become final, binding and conclusive upon the parties hereto with respect to all matters that are not Unresolved Changes.

(iii)     If, at or before the end of the thirty (30) day period specified in Section 8.03(b)(ii) above, Purchaser and Seller have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the “Unresolved Changes”), then Purchaser and Seller will promptly refer the Unresolved Changes to Plante Moran, or, in the event such accounting firm refuses or is unable to make a determination, a mutually agreeable nationally or regionally recognized independent certified public accounting firm with an established practice in the audit of banks (the “Firm”) to make a determination as to the subject matter of the Unresolved Changes. If Purchaser and Seller fail to agree on a Firm within fifteen (15) days after the end of the thirty (30) day period specified in this Section 8.03(b)(iii), above, the Firm will be selected by Plante Moran. The Firm will be directed to issue its written decision regarding the Unresolved Changes as promptly as practicable and in any event within thirty (30) days following the submission of the Unresolved Changes to the Firm for resolution, and such decision, and the final settlement statement as adjusted to reflect the Firm’s determination, will be final, binding and conclusive on the parties. Seller and Purchaser agree to fully cooperate with and provide any information requested by such Firm. In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm will be borne and paid equally by Purchaser and Seller.

(c)     If the Final Payment Amount shown on the final settlement statement as finalized pursuant to Section 8.03(b) above is different from the Cash Payment made at Closing, then a payment will be made in the following manner: (i) if the Cash Payment was greater than the Final Payment Amount, the party receiving the Cash Payment will refund the difference between such amounts; and (ii) if the Cash Payment was less than the Final Payment Amount, the party making the Cash Payment will pay the difference between such amounts. Such payment will be made by wire transfer of immediately available funds, together with interest thereon for the number of days from and including the Closing Date to such settlement date, but excluding such settlement date, at the rate per annum equal to the average during such period of the average of the daily high and low rates for federal funds on each Business Day during such period, as such rates are published in the Eastern Edition of the Wall Street Journal, computed on the basis of a 365-day year.

8.04     Post-Closing Reconciliation.

(a)     Inclearing Items. As of the opening of business on the Closing Date, Seller will advise the Federal Reserve Bank of Cleveland (the “Federal Reserve”) that the account number ranges of the routing transit number associated with the Branches should be reassigned to Purchaser and will further provide the information in order to expedite the clearing and sorting of all checks, drafts instruments and other commercial paper relative to the Deposit Liabilities and/or the Acquired Loans (hereinafter collectively referred to as the “Paper Items”). Purchaser will bear all charges and costs imposed by the Federal Reserve in connection with reassignment of account number ranges for sorting the Paper Items. In the event the Federal Reserve fails or refuses to direct sort such Paper Items for delivery to Purchaser with the result that such Paper Items are presented to Seller, for a period of sixty (60) days following the Closing Date (the “Inclearing Period”), by 5:00 p.m. Eastern Time of every banking day during the Inclearing Period, Seller will transmit to Purchaser a list of inclearing items, setting forth the amount and the Seller account number of each item received by Seller for payment that day. Seller will deliver such information to Purchaser in the form of an X9 file or, if such format is not reasonably practicable, in paper form via courier, the costs and expenses of which will be paid by Seller but promptly reimbursed to Seller by Purchaser. Upon expiration of the Inclearing Period, Seller will cease forwarding to Purchaser items presented against the Deposit Liabilities and such items will be returned marked “Refer to Maker.” Magnetic tape or other written media will utilize the most recent account number designated by Seller for each of the Deposit Accounts. Seller and Purchaser will settle amounts due under this Section 8.04(a) by wire transfer.

(b)     ACH Transactions. Seller will provide to Purchaser no later than sixty (60) days prior to the Closing Date, the customer name, customer account number and the originator, originator identification number and receiver for each ACH entry for the Deposit Accounts and will further provide, within seven days following the Closing Date, an updated list as of the close of business on the Closing Date. For a period of ninety (90) days following the Closing Date, Seller agrees to continue to accept and immediately forward to Purchaser all ACH entries and corresponding funds. Seller also agrees to include the originator identification number, and Purchaser agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to Purchaser.

(c)     Direct Debits. For a period of ninety (90) days following the Closing, Seller will transfer to Purchaser all received direct debits on accounts constituting Deposit Liabilities each Business Day in accordance with Seller’s customary procedures. Purchaser will send Notice of Change compliant with the Nacha Operating Rules of the National Automated Clearinghouse Association on each direct debit received. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Sold.”

(d)     Over-the-Counter Returned Items. For a period of sixty (60) days following the Closing Date, Seller will by facsimile or secure e-mail provide Purchaser with a list of over-the-counter returned items on the day they are received by Seller. Over-the-counter returned items are those items that are included within the Deposit Liabilities transferred to Purchaser but that are returned unpaid to Seller after the Closing Date. By 11:00 a.m. Eastern Time on the next banking day after receipt of an over-the-counter returned item, Purchaser will notify Seller of any unacceptable returned items due to non-sufficient funds. On the same banking day Purchaser transmits the list, Seller will send only items deemed acceptable by Purchaser, by overnight mail to Purchaser for “next banking day” delivery. On the same day, Purchaser will transmit to Seller in immediately available funds by wire transfer, the sum of the accepted over-the-counter returned items.

9.	GENERAL COVENANTS AND INDEMNIFICATION.

9.01     Information After Closing. For a period of seven (7) years following the Closing, upon written request of the other party, a party will provide the other party with reasonable access to, or copies of, information and records relating to the Branches which is in the possession or control of such party reasonably necessary to permit the other party or any of its subsidiaries, successors or Affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder. Except as otherwise provided in Section 9.04 or Section 9.05 of this Agreement, the requesting party will reimburse the other party for all third-party, out-of-pocket expenses actually incurred by the other party in connection therewith.

9.02     Confidentiality Obligations of Purchaser. From and after the date hereof, except to the extent otherwise required by Applicable Law, Purchaser will, and will cause its subsidiaries and Affiliates (for all purposes of this Section 9.02, including their respective directors, officers, employees and advisers) to, treat all information received from Seller concerning the business, assets, operations, financial condition and customers of Seller (including, without limitation, the Branches) as confidential, unless and to the extent that Purchaser can demonstrate that such information was already known to Purchaser or such subsidiaries or Affiliates prior to being provided to Purchaser by Seller or in the public domain, and Purchaser will not, and will cause its subsidiaries and Affiliates to not, use any such information required by this Agreement to be treated as confidential for any purpose except in furtherance of the transactions contemplated hereby. The covenants of Purchaser contained in this Section 9.02 are of the essence and will survive any termination of this Agreement but will terminate at the Closing with respect to any information that is limited to the Branches, the Assets, or the Assumed Liabilities.

9.03     Confidentiality Obligations of Seller. From and after the date hereof, except to the extent otherwise required by Applicable Law, Seller will, and will cause its subsidiaries and Affiliates (for all purposes of this Section 9.03, including Seller’s and their respective directors, officers, employees and advisers) to, treat all information received from Purchaser concerning the business, assets, operations and financial condition of Purchaser as confidential, unless and to the extent Seller can demonstrate that such information was already known to Seller or such subsidiaries or Affiliates or in the public domain, and Seller will not, and will cause its subsidiaries and Affiliates to not, use any such information for any purpose except in furtherance of the transactions contemplated hereby. From and after the Closing Date, Seller will, and will cause its subsidiaries and Affiliates (for all purposes of this Section 9.03, including Seller’s and their respective directors, officers, employees and advisers) to, treat all Seller information related to the Assets and Assumed Liabilities as confidential information of Purchaser, unless and to the extent Seller can demonstrate that such information was already in the public domain, and Seller will not, and will cause its subsidiaries and Affiliates to not, use any such information for any purpose except in a manner consistent with the transactions contemplated hereby.

9.04     Indemnification by Seller. Seller will indemnify, hold harmless and defend Purchaser and its subsidiaries and Affiliates (for all purposes of this Section 9.04, including their respective directors, officers, employees and advisers) from and against any and all Losses that they may suffer, incur or sustain arising out of or in connection with:

(a)     any breach of representation or warranty of Seller in this Agreement or in any certificate or instrument delivered in connection herewith;

(b)     any breach of covenant or agreement on the part of Seller under this Agreement or in any certificate or instrument delivered in connection herewith;

(c)     any Legal Proceeding (or any investigation or inquiry by or before a Governmental Authority) to the extent arising from Seller’s operation of the Branches or Seller’s ownership or use of the Assets or Assumed Liabilities prior to the close of business on the Closing Date; or

(d)     the Excluded Liabilities or Excluded Items.

9.05     Indemnification by Purchaser. Purchaser will indemnify, hold harmless and defend Seller and its subsidiaries and Affiliates (for all purposes of this Section 9.05, including their respective directors, officers, employees and advisers) from and against any and all Losses that they may suffer, incur or sustain arising out of or in connection with:

(a)      any breach of representation or warranty of Purchaser in this Agreement or in any certificate or instrument delivered in connection herewith;

(b)     any breach of covenant or agreement on the part of Purchaser under this Agreement or in any certificate or instrument delivered in connection herewith;

(c)     any Legal Proceeding (or any investigation or inquiry by or before a Governmental Authority) to the extent arising from Purchaser’s operation of the Branches or Purchaser’s ownership or use of the Assets or Assumed Liabilities after the close of business on the Closing Date; or

(d)     the Assumed Liabilities.

9.06     Claims for Indemnity.

(a)     A claim for indemnity under Section 9.04 or 9.05 of this Agreement may be made by the claiming party at any time during the applicable survival period set forth in Section 12.02, by the giving of written notice thereof to the other party. Such written notice will set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within the prescribed period, the indemnity relating to such claim will survive until such claim is resolved. Claims not made within such period will cease and no indemnity will be made therefor.

(b)     In the event that any Person not a party to this Agreement makes any demand or claim or files or threatens to file any lawsuit, which demand, claim or lawsuit may result in any Losses to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 9.04 or 9.05 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party will have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit; provided, however, that the indemnified party will be entitled to participate in any such defense with separate counsel, at the indemnifying party’s cost and expense, if (i) so requested by the indemnifying party to participate, (ii) the indemnified party determines in good faith that a conflict or potential conflict exists between the interests of the indemnified party and the indemnifying party that would make such separate representation advisable, or (iii) such demand, claim or lawsuit is based upon or otherwise involves an investigation, inquiry, or other proceeding by a Governmental Authority. In the event that the indemnifying party fails to respond within ten (10) calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party will act in good faith, will consult with the indemnifying party and will enter into only such settlement as the indemnifying party will approve (the indemnifying party’s approval will be implied if it does not respond within ten (10) calendar days of its receipt of the notice of such settlement offer), such approval not to be unreasonably withheld. In addition, in the event that the indemnifying party exercises the foregoing option to defend any such demand, claim or lawsuit, in effecting the settlement of any such demand, claim or lawsuit, an indemnifying party will act in good faith, will consult with the indemnified party and will enter into only such settlement as the indemnified party will approve (the indemnified party’s approval will be implied if it does not respond within ten (10) calendar days of its receipt of the notice of such settlement offer), such approval not to be unreasonably withheld, provided, however, that the indemnified party shall not be required to approve any settlement, compromise, discharge or consent to an entry of judgment in each case if it (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary relief against the indemnified party or its Affiliates, or their respective businesses.

9.07     Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Section 9, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $25,000. Once such aggregate amount exceeds $25,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $25,000. Notwithstanding the foregoing, such limitation shall not apply to reimbursement of third-party, out-of-pocket expenses paid or incurred by a party for which this Agreement provides for reimbursement or for Closing or post-Closing settlement. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS SECTION 9 FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

9.08     Calculation of Payments. Indemnification payments under Section 9.04 or 9.05 shall be calculated in a manner consistent with the definition herein of Losses.

9.09     Solicitation of Customers by Purchaser Prior to Closing. At any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates to, conduct any marketing, media or customer solicitation campaign or customer calling program which is specifically targeted to induce customers whose Deposit Liabilities are to be assumed by Purchaser pursuant to this Agreement to open accounts with Purchaser prior to the Closing Date and/or to discontinue their account relationships with Seller, except: (i) as may occur in connection with advertising or solicitations directed to the public generally; (ii) as may occur as a result of the solicitations by it or its Affiliates of deposits or loans from or to a major or statewide depositor such as, for example, a company with more than one location or a local, state or federal government; (iii) as may occur as a result of the solicitation by it or its Affiliates of deposits or loans outside of the county within which a Branch is situated; or (iv) as may occur as a result of any lending, deposit, trust, credit card or other banking relationship existing between Purchaser and such customer prior to the effective date of this Agreement; provided, however, that nothing herein will prevent Purchaser or its Affiliates from providing any notice required by any Governmental Authority or by any law, rule or regulation in connection with the Acquisition or any notice required or otherwise expressly permitted under this Agreement.

9.10     Solicitation of Customers by Seller After Closing. On and after the Closing Date and ending on that date which is twenty-four (24) months after the Closing Date, Seller will not, and will not permit any of its Affiliates to, (a) conduct any marketing, media or customer solicitation campaign which is specifically targeted to induce customers whose Deposit Liabilities or Acquired Loan are to be assumed or purchased by Purchaser pursuant to this Agreement to discontinue their account relationships with Purchaser or (b) otherwise solicit deposits, loans or other banking business from the customers whose Accounts are transferred to Purchaser pursuant to this Agreement, except: (i) as may occur in connection with advertising or solicitations directed to the public generally; (ii) as may occur as a result of the solicitations by it or its Affiliates of deposits or loans from or to a major or statewide depositor such as, for example, a company with more than one location or a local, state or federal government; (iii) as may occur as a result of the solicitation by it or its Affiliates of deposits or loans outside of the county within which the Branch is situated; or (iv) as may occur as a result of any lending, deposit, trust, credit card or other banking relationship existing prior to the Closing Date and attributable to or domiciled at any branch offices or other facilities of it or its Affiliates other than the Branches; provided, however, that nothing herein will prevent Seller or its Affiliates from providing any notice required by any Governmental Authority or by any law, rule or regulation in connection with the Acquisition. Seller agrees not to operate a branch banking office or loan production office within a twenty-five (25) mile radius of either of the Branches until the expiration of the twenty-four (24) month period, but nothing herein will prohibit Seller from acquiring a branch or loan production office through the merger of Seller and/or an Affiliate with, or the acquisition by Seller and/or an Affiliate of, a third party which has a branch or loan production office located within 25 miles of either of the Branches and also has branches outside of such 25 mile radius.

9.11     Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, Seller agrees to execute and deliver such deeds, bills of sale, acknowledgements and other instruments of conveyance and transfer as will be necessary and appropriate to vest in Purchaser the legal and equitable title to the Assets of Seller being conveyed to Purchaser hereunder. The covenants of each of the parties hereto pursuant to this Section 9.11 will survive the Closing.

10.	TERMINATION.

10.01     Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the mutual written agreement of each of Seller and Purchaser.

10.02     Termination by Seller. This Agreement may be terminated by Seller and the transactions contemplated hereby abandoned by Seller:

(a)     in the event of a material breach by Purchaser of this Agreement and, if capable of being cured, such breach has not been cured by Purchaser by the earlier of thirty (30) calendar days after the giving of notice to Purchaser of such breach or the Closing Date;

(b)     in the event any of the conditions precedent specified in Section 6.01 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived in writing by Seller, provided that Seller’s failure to perform an obligation in breach of its obligations under this Agreement was not the cause of, or did not result in, Purchaser’s failure to fulfill such condition; or

(c)     in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or has not been received within six (6) months from the date of this Agreement.

10.03     Termination by Purchaser. This Agreement may be terminated by Purchaser and the transactions contemplated hereby abandoned by Purchaser:

(a)     in accordance and consistent with Section 3.02(c);

(b)     in the event of a material breach by Seller of this Agreement and such breach, if capable of being cured, has not been cured by Seller by the earlier of thirty (30) calendar days after the giving of notice to Seller of such breach or the Closing Date;

(c)     in the event any of the conditions precedent specified in Section 6.02 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived in writing by Purchaser, provided that Purchaser’s failure to perform an obligation in breach of its obligations under this Agreement was not the cause of, or did not result in, Seller’s failure to fulfill such condition;

(d)     in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or has not been received within six (6) months from the date of this Agreement;

(e)     in accordance and consistent with Section 3.01(c)(iii); or

(f)     in accordance and consistent with Section 3.01(f).

10.04     Effect of Termination. In the event of termination pursuant to this Article 10, and except as otherwise stated herein, written notice thereof will be given to the other party, and this Agreement will terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate, provided that Sections 9.02, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08, 12.03 and 12.05 will survive any such termination and the termination of this Agreement pursuant to this Article 10 will not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof. In addition to any other remedies to which Seller may be entitled, in the event that Purchaser terminates this Agreement other than as permitted pursuant to this Article 10, or in the event Seller terminates this Agreement pursuant to Section 10.02(a), Purchaser will promptly reimburse Seller for any third-party, out-of-pocket expenses incurred or paid by Seller, including those in connection with the conversion of accounts, to the extent such amounts were reasonably required to be paid or incurred prior to the Closing but which are, pursuant to this Agreement, the responsibility of Purchaser.

11.	REPURCHASE OF DEFECTIVE LOANS

11.01     Notice of Defective Loans to Seller. Upon discovery by Purchaser or Seller of an Acquired Loan that breaches any representation or warranty made by Seller in this Agreement (a “Defective Loan”), the party that discovered such Defective Loan will provide written notice within fifteen (15) Business Day of discovering such defect to the other party (if given by Purchaser, the “Purchaser’s Notice”).

11.02     Right to Cure. Seller will have the right and option to cure a Defective Loan, which is reasonably curable; provided, that such a cure is completed to the reasonable satisfaction of Purchaser within thirty (30) calendar days of Seller’s discovery of the Defective Loan or Seller’s receipt of Purchaser’s Notice referenced in Section 11.01, or such shorter period as may be required by Applicable Law (the “Cure Period”).

11.03     Obligation to Repurchase. Upon Purchaser’s written request, Seller will be obligated to repurchase a Defective Loan that is not cured prior to the expiration of the Cure Period at the purchase price of such Acquired Loan plus (a) accrued interest and fees to the date of repurchase, less (b) interest and fees paid as of the date of repurchase (the “Repurchase Price”). Seller will repurchase the Defective Loan within fifteen (15) Business Days of the expiration of the Cure Period at the Repurchase Price. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to repurchase any Defective Loan hereunder if any of the following has occurred with respect to such Acquired Loan following the Closing: (i) any modification, extension, forgiveness or other material change in the terms or conditions of such Acquired Loan, including, without limitation, any change in the term, interest rate or method of computation of interest (other than interest adjustments required under the terms of the Acquired Loan); (ii) any release of collateral, in whole or in part (other than a release of collateral made in connection with the substitution of new collateral of equivalent value or a release of collateral in connection with a reduction by cash payment in the outstanding principal balance of the Acquired Loan, provided that after such payment the balance of the Acquired Loan is fully secured by a valid first lien), foreclosure, or other change in the collateral position which Seller held at the Closing Date with respect to such Acquired Loan; or (iii) any prior sale, transfer, pledge, hypothecation or assignment, in whole or in part, by Purchaser of any right, title or interest in or to such Acquired Loan (including, without limitation, any interest thereon or any collateral related thereto) to any third party without the express prior written consent of Seller.

11.04     Reassignment to Seller. Upon any repurchase of a Defective Loan hereunder, Purchaser will endorse over, reassign, deliver and transfer to Seller (a) all portions of the Defective Loan and related note with appropriate completed endorsements, which will be without recourse and without representation or warranty, so as to vest Seller with title to the reassigned loan; and (b) deliver to Seller a recordable assignment of any applicable mortgage, unless the defect in the Defective Loan prevents compliance with (a) and (b). Purchaser will execute such other documents as Seller may reasonably request to accomplish the reassignment and transfer of any loan and any related mortgage or other document or instrument pursuant to this Section 11.04.

11.05     General. The rights granted to Purchaser in this Article 11 shall be the exclusive rights and remedies of Purchaser with respect to any Defective Loans and any breaches of any representations and warranties made by Seller with respect to the Acquired Loans, and Purchaser shall not be entitled to any rights to indemnification under Section 9.04 of this Agreement with respect thereto.

11.06     Limitation on Repurchase Obligation. Seller’s repurchase obligations under this Article 11 will expire on the nine (9) month anniversary of the Closing Date. Notwithstanding the foregoing, any repurchase pending under this Article 11 prior to the nine (9) month anniversary of the Closing Date will be unaffected and may be completed pursuant to the terms hereof after such date. Thereafter, Seller will have no obligation to repurchase any Acquired Loans unless otherwise required by Applicable Law.

12.     MISCELLANEOUS PROVISIONS.

12.01     Tax Matters.

(a)     Any sales, use, excise, value added, goods and services, transfer, recording, documentary, registration, conveyancing and other similar Taxes that may be imposed on the sale and transfer of the Assets (including any stamp, duty or other tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the any property) (together with any and all penalties, interest and additions to tax with respect thereto, “Transfer Taxes”) shall be borne by Purchaser. Purchaser and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law in connection with the payment of any such Transfer Taxes. Purchaser and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

(b)     All Tax liabilities attributable to the Assets for any Pre-Closing Tax Periods shall be borne by Seller, and all Tax liabilities attributable to the Assets for any Post-Closing Tax Periods shall be borne by Purchaser. All refunds of Taxes (including any interest thereon) attributable to the Assets for any Pre-Closing Tax Periods shall be for the benefit of Seller, and all refunds of Taxes (including any interest thereon) attributable to the Assets for any Post-Closing Tax Periods shall be for the benefit of Purchaser.

(c)     With respect to Taxes (other than income taxes) attributable to the Assets that are payable for a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes included in the Pre-Closing Tax Period shall (i) in the case of any real property taxes, personal property taxes and similar ad valorem obligations, be deemed to be the amount of any such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the entire taxable period ending at the close of business on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Taxes based upon or related to sales, wages, capital expenditures or expenses, be deemed equal to the amount that would be payable if the taxable period ended at the close of business on the Closing Date.

(d)     Any refund of Taxes (including any interest thereon) for a Straddle Period will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with the principles of Section 12.01(c).

(e)     If either party pays any Taxes to be borne by the other party under this Section 12.01, the other party shall promptly reimburse such party for the Taxes paid. If either party receives any refunds or credits which are the property of the other party under this Section 12.01, such party shall promptly pay the amount of such refunds or credits to the other party.

12.02     Survival of Representations, Warranties and Covenants.

(a)     Survival of Representations and Warranties. The respective representations and warranties of Seller and Purchaser contained or referred to in this Agreement, including in Article 4 of this Agreement, or in any certificate, exhibit or other instrument delivered or to be delivered pursuant to this Agreement, will survive for twelve (12) months after the Closing, except that:

(i)      the express representations and warranties of Seller contained or referred to in Sections 4.01(a) (Existence and Power of Seller), 4.01(b) (Authorization of Agreement), 4.01(c) (Effective Agreement) and 4.01(d) (Title to Assets) of this Agreement will survive for sixty (60) months after the Closing; and

(ii)      the express representations and warranties of Purchaser contained or referred to in Sections 4.02(a) (Good Standing and Power of Purchaser), 4.02(b) (Authorization of Agreement) and 4.02(c) (Effective Agreement) of this Agreement will survive for sixty (60) months after the Closing.

(b)     Survival of Covenants and Agreements. The respective covenants and other agreements of the parties contained or referred to in this Agreement or in any certificate, exhibit or other instrument delivered or to be delivered pursuant to this Agreement shall survive in perpetuity, unless and to the extent that such covenant or other agreement is limited by a specific period of time expressly set forth therein or non-compliance with such covenant or other agreement is waived in writing by the party entitled to such performance.

12.03     Limitation and Disclaimer of Representations and Warranties. Except as expressly stated in this Agreement, no party to this Agreement makes any representations or warranties to any other party hereto. Without limiting the foregoing, each party hereto specifically disclaims any and all representations and warranties not expressly stated in this Agreement, including, without limitation: (a) any representation or warranty implied by law and (b) any representation or warranty concerning the amount of deposits that the Branches will have at, or after, the Closing, whether any customers of the Branches will remain customers of Purchaser after the Closing, or the financial performance of the Branches after the Closing.

12.04     Waivers. Each party hereto, by written instrument signed by an officer of such party, may extend the time for the performance of or waive any of the obligations or other acts or any provision of this Agreement, as it affects the party signing such instrument.

12.05     Notices. Any notice or other communication required or permitted pursuant to this Agreement will be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return receipt mail, postage prepaid, addressed as follows:

If to Purchaser:                   Consumers National Bank

P.O. Box 256

614 E. Lincoln Way

Minerva, Ohio 44657

Attention: Ralph J. Lober, II

   President and CEO

Fax: (____) ______________

With a copy to:

Glenn E. Morrical

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

Fax: (216) 592-5009

If to Seller:                           CFBank, National Association

7000 N. High St.

Worthington, Ohio 43085

Attention: Timothy T. O’Dell,

   President and CEO

Fax: (614) 505-5697

With a copy to:

Anthony D. Weis

Vorys, Sater, Seymour and Pease LLP

52 East Gay St.

Columbus, Ohio 43215

Fax: (614) 719-4776

or such other Person or address as any such party may designate by notice to the other party, and will be deemed to have been given as of the date received.

12.06     Parties in Interest; Assignment; Amendment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives and assigns, and no Person who is not a party hereto (or a successor or assignee of such party) will have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise except with respect to rights to indenmnification as provided in Section 9.04. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors or permitted assigns.

12.07     Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.08     Terminology. The specific terms of art that are defined in various provisions of this Agreement will apply through this Agreement (including, without limitation, each exhibit hereto), unless expressly indicated otherwise. Unless expressly indicated otherwise in a particular context, the terms “herein,” “hereunder,” “hereto,” “hereof” and similar references refer to this Agreement in its entirety and not to specific Articles, Sections, exhibits or Subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated Articles, Sections and Subsections refer to designated portions of this Agreement (but do not refer to portions of any exhibit unless such exhibit is specifically referenced) and do not refer to any other document.

12.09     Flexible Structure. References in this Agreement to federal or state laws or regulations, jurisdictions or chartering or regulatory authorities will be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic and regulatory conditions. Without limiting the foregoing, in the event Seller and Purchaser agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement, references in this Agreement to such laws, regulations, jurisdictions and authorities will be deemed to be altered to reflect the laws, regulations, jurisdictions and authorities that are applicable in light of such change.

12.10     Press Releases. Seller and Purchaser will consult with each other concerning the form and substance of any press release or other public disclosure of any matters relating to this Agreement. Seller and Purchaser agree that, except as provided in Section 3.01(e), no announcements to or communications with the Branch Employees relating to this Agreement will be made before the Closing without the prior approval of both Seller and Purchaser. Notwithstanding the foregoing provisions of this Section 12.10, nothing in this Section 12.10 will prevent any party or its Affiliates from providing any notice required by any Governmental Authority or by any law, rule or regulation in connection with the Acquisition or any notice required or otherwise expressly permitted under this Agreement.

12.11     Entire Agreement. This Agreement supersedes any and all oral or written agreements and understanding heretofore made relating to the subject matter hereof. All exhibits and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

12.12     Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its conflicts of law provisions. Any proceeding arising out of or relating to this Agreement may be brought only in the courts of the State of Ohio, County of Franklin, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

12.13     Counterparts. This Agreement may be executed in several counterparts and by facsimile or electronic transmission, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

SELLER:

CFBANK, NATIONAL ASSOCIATION

By:    /s/Timothy T. O’Dell

Name:   Timothy T. O’Dell

Title:     President and CEO

PURCHASER:

CONSUMERS NATIONAL BANK

By:    /s/Ralph J. Lober, II

Name:   Ralph J. Lober, II

Title:     President and CEO

Schedules and similar attachments have been omitted from this document as permitted by Instruction (A)(5) to Item 601 of Regulation S-K. See page iii of the Table of Contents of this agreement for a list and brief description of the omitted attachments. The Registrant will supply a copy of the omitted attachments to the Commission or the staff of the Commission upon request.